Exhibit 2.6

TERM LOAN AGREEMENT

dated as of

April 23, 2003

among

COCA-COLA FEMSA, S.A. DE C.V.

THE LENDERS PARTY HERETO

JPMORGAN CHASE BANK as Administrative Agent

and

BANCO J.P. MORGAN, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, J.P. MORGAN GRUPO FINANCIERO, DIVISIÓN FIDUCIARIA as Mexican Administrative Agent

MORGAN STANLEY SENIOR FUNDING, INC. Syndication Agent

J.P. MORGAN SECURITIES INC. and MORGAN STANLEY SENIOR FUNDING, INC., Co-Lead Arrangers and Joint Bookrunners

BANCO NACIONAL DE MÉXICO, S.A., BBVA BANCOMER, ING BANK, N.V., Senior Arrangers

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SCHEDULES AND EXHIBITS:

Schedule 1.01A	-	Acquisition Documents
Schedule 1.01B	-	Initial Material Subsidiaries
Schedule 2.01	-	Commitments
Schedule 2.04	-	Deferred Funding Lenders
Schedule 3.03	-	Governmental Approvals
Schedule 3.06	-	Disclosed Matters
Schedule 3.12	-	Subsidiaries
Schedule 6.01	-	Existing Liens
Schedule 6.04	-	Existing Restrictions

Exhibit A	-	Form of Assignment
Exhibit B-1	-	Form of Dollar Tranche A Note
Exhibit B-2	-	Form of Dollar Tranche B Note
Exhibit B-3	-	Form of Peso Note
Exhibit C-1	-	Form of Opinion of New York Counsel to the Borrower
Exhibit C-2	-	Form of Opinion of Mexican Counsel to the Borrower
Exhibit D-1	-	Form of Opinion of New York Counsel to the Agents
Exhibit D-2	-	Form of Opinion of Mexican Counsel to the Agents
Exhibit E-1	-	Form of Borrowing Request
Exhibit E-2	-	Form of Interest Period Election Notice

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TERM LOAN AGREEMENT dated as of April 23, 2003 among COCA-COLA FEMSA, S.A. DE C.V., the LENDERS party hereto, BANCO J.P. MORGAN, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, J.P. MORGAN GRUPO FINANCIERO, DIVISIÓN FIDUCIARIA, as Mexican Administrative Agent, and JPMORGAN CHASE BANK, as Administrative Agent.

RECITALS

The Borrower proposes to acquire all of the outstanding capital stock of Panamco (as defined below) pursuant to a merger of a wholly-owned Subsidiary of the Borrower with and into Panamco, and desires to borrow funds under this Agreement to finance such acquisition and for the other purposes set forth herein. The Lenders are willing to make loans hereunder on the terms and subject to the conditions set forth herein. The parties hereto therefore agree as follows:

ARTICLE 1 DEFINITIONS

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Acquisition” means the merger between Panamco and a wholly-owned Subsidiary of the Borrower, all pursuant to the Acquisition Documents.

“Acquisition Date” has the meaning set forth in Section 2.04(c).

“Acquisition Documents” means the Merger Agreement and other documents specified in Schedule 1.01A.

“Adjusted LIBO Rate” means, for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 0.01%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Adjustment in effect on the date of the determination.

“Administrative Agent” means JPMorgan Chase Bank, in its capacity as administrative agent under the Loan Documents, and its successors in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Facility” has the meaning set forth in Section 2.04(b).

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such specified Person. “Control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agents” means the Administrative Agent, the Mexican Administrative Agent and the Syndication Agent.

“Alternate Rate” has the meaning set forth in Section 2.11(b).

“Alternate Rate Loan” means, at any time, any Loan that is bearing interest at a rate based upon the Alternate Rate at such time.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at any date, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Applicable GAAP” has the meaning set forth in Section 1.03.

“Applicable Margin” means (as used below, the “Third Anniversary” and “Fourth Anniversary” means the third or fourth anniversary, respectively, of the relevant Borrowing Date for Loans of such Tranche) (a) with respect to any Dollar Loan for any day, the rate per annum set forth below under the caption “LIBO Rate Margin” opposite the period in which such day occurs and (b) with respect to any Peso Loan for any day, the rate per annum set forth below under the caption “TIIE Rate Margin” opposite the period in which such day occurs:

Period	LIBO Rate Margin	TIIE Rate Margin

Relevant Borrowing Date through Third Anniversary	0.85%	0.45%
Third Anniversary through Fourth Anniversary	0.95%	0.50%
Fourth Anniversary and thereafter	1.05%	0.55%

“Asset Amount” has the meaning set forth in Section 6.04.

“Asset Swap” means any sale, transfer, lease or other disposition by the Borrower or any of its Subsidiaries of any asset or assets, including any Equity Interest owned by the Borrower or any of its Subsidiaries, in which the consideration received for such asset or assets are in the form of Distribution Assets.

“Assignment” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Borrower” means Coca-Cola Femsa, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico.

“Borrowing” means Loans of the same Tranche made on the same day and as to which the same Interest Period is in effect.

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“Borrowing Dates” means the Dollar Borrowing Date and the Peso Borrowing Date; and the “relevant Borrowing Date” means, for the Dollar Loans, the Dollar Borrowing Date and, for the Peso Loans, the Peso Borrowing Date.

“Borrowing Request” has the meaning set forth in Section 2.03.

“Bridge Loans” means the loans made pursuant to the Other Loan Agreement.

“Bridge Period” means the period from and including the date of the Other Loan Agreement to and including the first date on which the Bridge Loans and all interest due with respect to such Bridge Loans shall have been repaid in full and the commitments under the Other Loan Agreement shall have expired or been terminated.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which commercial banks in New York City or Mexico City are authorized or required by law to remain closed.

“Capital Lease Obligations” of any Person means obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required under Applicable GAAP to be classified and accounted for as capital leases on a balance sheet of such Person (including without limitation any such obligation arising under a Sale and Leaseback Transaction). The amount of such obligations will be the capitalized amount thereof determined in accordance with Applicable GAAP.

“Change in Control” means the occurrence of either of the following:

(i) during the Bridge Period, any “Change of Control” as defined in the Other Loan Agreement on the date hereof (without giving effect to any amendment or modification thereof not consented to in writing by the Required Lenders under this Agreement pursuant to Section 9.02(b)); or

(ii) the failure by The Coca-Cola Company at any time after the end of the Bridge Period to own, directly or indirectly, beneficially and of record, ordinary shares of capital stock of the Borrower representing at least 25% of the voting power of all issued and outstanding capital stock of all classes of capital stock of the Borrower (exclusive of any matters as to which (x) class voting rights exist and (y) holders of a class of shares of the Borrower may exercise limited voting rights).

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement (including circulars or other rules issued by any Governmental Authority of Mexico), (b) any change in any law, rule or regulation or in the interpretation or application thereof by any relevant Governmental Authority after such date or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after such date.

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“CNBV” means the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) of Mexico or any entity succeeding to any or all of its functions.

“Coca-Cola Facility” means a liquidity facility extended by The Coca-Cola Company and/or any of its Subsidiaries to the Borrower and/or one or more of its Subsidiaries the proceeds of which shall be used for ongoing working capital, general corporate and related purposes, and the aggregate principal amount of which shall not exceed US$250,000,000.

“Commitment” means a Tranche A Commitment, Tranche B Commitment or Peso Loan Commitment, or any combination thereof (as the context requires).

“Consolidated EBITDA” means, for any period, EBITDA of the Borrower and its Subsidiaries for such period; provided that “Consolidated EBITDA” (i) for the fiscal quarters ended June 30, 2002, September 30, 2002 and December 31, 2002 shall be deemed to be US$249,657,504, US$199,780,002 and US$220,686,730, respectively, (ii) for the fiscal quarter ended March 31, 2003 shall be deemed to be the sum of (A) EBITDA of the Borrower and its consolidated Subsidiaries plus (B) EBITDA of Panamco and its consolidated Subsidiaries, each determined for such financial quarter in accordance with Applicable GAAP and (iii) for the fiscal quarter ended June 30, 2003 shall be deemed to be the sum of (A) EBITDA of the Borrower and its consolidated Subsidiaries plus (B) EBITDA of Panamco and its consolidated Subsidiaries from April 1, 2003 through the Acquisition Date, each determined for such financial quarter in accordance with Applicable GAAP.

“Consolidated Interest Expense” means, for any period, Interest Expense of the Borrower and its Subsidiaries for such period; provided that “Consolidated Interest Expense” (i) for the fiscal quarters ended June 30, 2002, September 30, 2002 and December 31, 2002 shall be deemed to be US$30,729,849, US$27,921,840 and US$28,968,628, respectively, (ii) for the fiscal quarter ended March 31, 2003 shall be deemed to be the sum of (A) the Interest Expense of the Borrower and its consolidated Subsidiaries for such fiscal quarter plus (B) the Interest Expense of Panamco and its consolidated Subsidiaries for such fiscal quarter, and (iii) for the fiscal quarter ended June 30, 2003 shall be deemed to be the sum of (A) the Interest Expense of the Borrower and its consolidated Subsidiaries for such fiscal quarter plus (B) the Interest Expense of Panamco and its consolidated Subsidiaries from April 1, 2003 through the Acquisition Date.

“Consolidated Tangible Assets” means at any time the total assets appearing on a consolidated balance sheet of the Borrower and its Subsidiaries less intangible assets appearing on such balance sheet, all determined on a consolidated basis at such time in accordance with Mexican GAAP.

“Debt” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current trade payables or accounts payable incurred in the ordinary course of business), (d) all Debt of other Persons secured by any Lien on property owned or acquired by such Person, whether or not the Debt secured thereby has been assumed,

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(e) all Guarantees including an aval by such Person of Debt of other Persons, (f) all Capital Lease Obligations of such Person, (g) all Derivatives Obligations of such Person (determined, where applicable, at the net termination value thereof and giving effect to contractually permitted netting with the relevant counterparty), (h) all non-contingent obligations of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Deferred Funding Amount” and “Deferred Funding Lender” each have the respective meaning set forth in Section 2.04(b).

“Derivatives Obligations” of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, derivatives transactions with respect to foreign currency exchange, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions, including without limitation obligations under any Synthetic Purchase Agreement; provided that in no event shall the term “Derivative Obligations” include any swap, option or similar transaction relating to the price of aluminum or other commodities used in the business of the Borrower and its Subsidiaries entered into in the ordinary course of business of such Person or Persons and not for speculative purposes.

“Disclosed Matters” means the matters disclosed in Schedule 3.06.

“Distribution Assets” means the assets consisting of brands, routes, territories or distribution rights with respect to the distribution or sale of soft drinks, beer, juices, water and other beverages, together with related assets for production and distribution in such routes or territories, including Equity Interests in any Person all or substantially all of whose assets consist of the foregoing, provided that immediately after giving effect to any such acquisition of Equity Interests, such Person is a Subsidiary of the Borrower.

“Dollar Amount” means, at any time, for any Lender and with respect to any determination required hereunder:

(i) with respect to any Dollar Commitment or Peso Commitment of such Lender, the respective Dollar amount thereof as set forth on Schedule 2.01 or in the Assignment pursuant to which such Dollar Commitment or Peso Commitment (or portion thereof) has been assigned under Section 9.04

(ii) with respect to any Dollar Loan, the principal amount of such Dollar Loan then outstanding; and

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(iii) with respect to any Peso Loan, the Dollar equivalent of the principal amount thereof then outstanding, determined using the Peso Spot Rate at the time of such determination.

“Dollar Borrowing Date” has the meaning set forth in Section 4.02.

“Dollar Loan” means any Tranche A Loan or Tranche B Loan.

“Dollar Loan Commitments” means any Tranche A Commitment or Tranche B Commitment.

“Dollars”, “$” or “US$” means the lawful money of the United States.

“EBITDA” means, for any period and for any Person, the sum of: (a) operating income of such Person and its Subsidiaries for such period plus (b) only to the extent deducted in determining such operating income for such period, (x) depreciation and amortization of such Person and its Subsidiaries for such period, all as determined in accordance with Applicable GAAP, and (y) all other non-cash items of such Person and its Subsidiaries reducing such operating income for such period (not including any such non-cash charges in such period that reflect cash expenses paid or to be paid in any other period).

“EDC” means Export Development Canada.

“Effective Date” means the date on which each of the conditions specified in Section 4.01 is satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, technical standards (normas técnicas), orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based on (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Material, (c) exposure to any Hazardous Material, (d) the release or threatened release of any Hazardous Material into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means (i) shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person or (ii) any warrants, options, convertible bonds or other rights to acquire such shares or interests.

“Events of Default” has the meaning specified in Article 7.

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“Excluded Taxes” means, with respect to any Lender Party or other recipient of a payment made by or on account of any obligation of the Borrower under any Loan Document (a) Taxes imposed on (or measured by) its net income or net profits by the jurisdiction (or any subdivision thereof or therein) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) Taxes imposed as a result of the failure of such Lender Party’s representation in Section 2.14(e) (or in the case of EDC, Section 2.14(h)) to be accurate as of the date as of which it is made and (c) Taxes imposed as a result of a failure of such Lender Party (other than a Lender Party that is a Mexican Bank) to comply with its obligations set forth in Section 2.14(f), subject to the exceptions and limitations provided therein; provided that (i) in the case of clauses (b) and (c) above, Excluded Taxes shall only be deemed to include withholdings or deductions payable by the Borrower in respect of payments hereunder, in excess of a rate equal to the rate applicable if there had been no such failure by such Lender Party under Section 2.14(e) or Section 2.14(f), as applicable, and (ii) in the case of EDC, Excluded Taxes shall include any amounts in excess of what would be payable to EDC if it were a Foreign Financial Institution.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 0.01%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on such Business Day, the average (rounded upwards, if necessary, to the next 0.01%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“FEMSA” means Fomento Económico Mexicano, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Financing Transactions” means (a) the Loan Transactions and (b) the Other Debt Refinancings.

“Fiscal Quarter” means a fiscal quarter of the Borrower.

“Fiscal Year” means a fiscal year of the Borrower.

“Foreign Financial Institution” means an institution registered as a foreign financial institution with the Ministry of Finance in the registry referred to in Article 197 of Mexico’s Income Tax Law and any successor provision thereof, for purposes of fracción I, inciso a), subinciso 1, of Article 195 of Mexico’s Income Tax Law.

“Foreign Joint Venture” has the meaning set forth in Section 6.04.

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“Governmental Authority” means the executive, legislative and judicial branches of power of Mexico or any political subdivision thereof, the government of Mexico or any political subdivision thereof, or the government of any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, the United States Federal Reserve Board, Banco de México, the CNBV and IPAB).

“Guarantee” by any Person (the “Guaranteeing Person”) means any obligation, contingent or otherwise, of the Guaranteeing Person guaranteeing any Debt of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including an aval and any obligation of the Guaranteeing Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt of the payment thereof, (c) pursuant to a contract of such Guaranteeing Person, to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Debt or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“IMSS” means the Instituto Mexicano del Seguro Social.

“Indemnified Taxes” means all Taxes imposed by Mexico or any other jurisdiction (or any subdivision thereof or therein) from which or through which any payment is made or deemed made (for tax purposes) by the Borrower under the Loan Documents, except Excluded Taxes.

“INFONAVIT” means the Instituto del Fondo Nacional de la Vivienda para los Trabajadores of Mexico.

“Information Memorandum” means the Confidential Information Memorandum dated January, 2003 relating to the Borrower and the Transactions.

“Initial Peso Exchange Rate” has the meaning set forth in Section 2.03(b).

“Interest and Currency Hedges” means agreements, however documented, entered into with the purpose of hedging interest rate or currency risk with respect to Debt for borrowed money of the Borrower and its Subsidiaries, and not for speculative purposes.

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“Interest Expense” means, for any period and for any Person, an amount equal to the interest expense (including deemed interest expense in respect of Capital Lease Obligations) of such Person and its Subsidiaries for such period, including fees or other similar amounts paid in connection with or in addition to interest and interest paid in respect of factoring or equivalent arrangements even if not reflected on a Person’s balance sheet or financial statements, determined on a consolidated basis in accordance with Applicable GAAP.

“Interest Period” means:

(a) with respect to any Borrowing of Dollar Loans, (I) in the case of the first such Interest Period, the period beginning on the Dollar Borrowing Date and ending on the numerically corresponding date in the first, third or sixth calendar month thereafter and (II) in the case of each succeeding such Interest Period, the period beginning on the last day of the preceding Interest Period and ending on the numerically corresponding date in the first, third or sixth calendar month thereafter (or such other period, not longer than six months, as the Borrower and Administrative Agent may agree in order to facilitate orderly prepayment of the Loans), in each case as specified by the Borrower in the applicable Borrowing Request or Interest Period Election with respect to such Borrowing of Dollar Loans; provided that prior to the 90th day after the Dollar Borrowing Date, the Borrower shall select Interest Periods for Dollar Loans of one or two weeks or one month as agreed with the Administrative Agent, and provided further that:

(i) if any Interest Period would end on a day other than a LIBO Business Day, such Interest Period shall (subject to clause (iii) below) be extended to the next succeeding LIBO Business Day unless (in the case of an Interest Period for Dollar Loans of one, three or six months (a “monthly Interest Period”)) such next succeeding LIBO Business Day would fall in the next calendar month, in which case such monthly Interest Period shall end on the next preceding LIBO Business Day;

(ii) any monthly Interest Period that commences on the last LIBO Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such monthly Interest Period) shall (subject to clause (iv) below) end on the last LIBO Business Day of the last calendar month of such Interest Period;

(iii) if any Interest Period with respect to a Tranche B Loan includes a date on which a scheduled payment of principal of Tranche B Loans is required to be made under Section 2.07(b) but does not end on such date, then (x) the principal amount of each Loan or portion thereof required to be repaid on such date shall have an Interest Period ending on such date and (y) the remainder (if any) of each such Loan shall have an Interest Period determined as set forth above; and

(iv) any Interest Period for Tranche A Loans or Tranche B Loans that would otherwise end after the Tranche A Maturity Date or Tranche B Maturity Date, as applicable, shall end on the Tranche A Maturity Date or Tranche B Maturity Date, as applicable.

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(b) with respect to any Borrowing of Peso Loans, (I) in the case of the first such Interest Period, the period beginning on the Peso Borrowing Date and ending on the 28th day thereafter and (II) in the case of each succeeding such Interest Period, the period beginning on the last day of the preceding Interest Period and ending on the 28th day thereafter (or such other period as the Borrower and Administrative Agent (in consultation with the Mexican Administrative Agent) may agree in order to facilitate orderly prepayment of the Loans), as specified by the Borrower in the applicable Borrowing Request or Interest Period Election with respect to such Borrowing of Peso Loans; provided that:

(i) if any such Interest Period would end on a day other than a Peso Business Day, such Interest Period shall (subject to clause (ii) below) be extended to the next succeeding Peso Business Day;

(ii) any such Interest Period that commences on the last Peso Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall (subject to clause (iv) below) end on the last Peso Business Day of the last calendar month of such Interest Period;

(iii) if any such Interest Period includes a date on which a scheduled payment of principal of Peso Loans is required to be made under Section 2.07(c) but does not end on such date, then (x) the principal amount of each Loan or portion thereof required to be repaid on such date shall have an Interest Period ending on such date and (y) the remainder (if any) of each such Loan shall have an Interest Period determined as set forth above; and

(iv) any Interest Period for Peso Loans that would otherwise end after the Peso Loan Maturity Date shall end on the Peso Loan Maturity Date.

“Interest Period Election” has the meaning set forth in Section 2.05(b).

“Investment” by any Person (the “Investor”) in or with respect to any other Person means any investment by the Investor in such other Person, including without limitation through the acquisition or holding of any Equity Interest in or evidence of indebtedness or other security (including any option, warrant or other right to acquire any of the foregoing) of such other Person, or the making or holding of any loan or advance to or the Guarantee of any obligations of, such other Person.

“IPAB” means the Instituto para la Protección al Ahorro Bancario of Mexico.

“Joint Venture Investment Event” has the meaning set forth in Section 6.04.

“KOF Companies” means the Borrower and its Subsidiaries.

“Lender Parties” means the Lenders, the Administrative Agent and the Mexican Administrative Agent.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment, other than any such Person that ceases to be a party hereto pursuant to an Assignment.

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“Leverage Ratio” means, on any day, the ratio of (a) Total Debt as of such day to (b) Consolidated EBITDA for the period of four consecutive Fiscal Quarters ended on such day (or, if such day is not the last day of a Fiscal Quarter, ended on the last day of the Fiscal Quarter most recently ended before such day).

“LIBO Adjusted Business Day” means any day (i) that is not a Saturday, Sunday, or other day on which commercial banks in New York City are authorized or required by law to remain closed and (ii) on which banks are open for dealings in Dollar deposits in the London interbank market.

“LIBO Business Day” means any Business Day on which banks are open for dealings in Dollar deposits in the London interbank market.

“LIBO Rate” means, with respect to any Borrowing for any Interest Period, (i) the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) (“Page 3750”) at approximately 11:00 a.m., London time, two LIBO Adjusted Business Days before the beginning of such Interest Period, as the rate for Dollar deposits with a maturity most nearly comparable to such Interest Period or (ii) if such rate does not appear on Page 3750 for any relevant Interest Period, the LIBO Rate shall be the interest rate per annum determined by the Administrative Agent to be equal to the arithmetic mean (rounded upward, if necessary, to the nearest 0.01%) of the rates per annum for Dollar deposits which appear on the Reuters Screen LIBO Page at or about 11:00 a.m., London time, on the second LIBO Adjusted Business Day prior to the first day of such Interest Period for a period equal to (or, if there is no equal, then most nearly equal to) such Interest Period. If no such rate appears on Page 3750 or on the Reuters Screen LIBO Page for any relevant Interest Period, the LIBO Rate for such Interest Period shall be the average (rounded upward, if necessary, to the next higher 0.01%) of the rates per annum at which deposits in Dollars in a principal amount of US$5,000,000 are offered by four major banks in the London interbank market (selected by the Administrative Agent after consultation with the Borrower) to JPMorgan Chase Bank in the London interbank market at approximately 11:00 a.m., London time, two LIBO Adjusted Business Days before the first day of such Interest Period and for a period of time most nearly comparable to such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loans” means the loans made by the Lenders to the Borrower pursuant to Section 2.01.

“Loan Documents” means this Agreement and the Notes.

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“Loan Transactions” means the execution, delivery and performance by the Borrower of the Loan Documents, the borrowing of Loans and the use of the proceeds thereof.

“Long-Term Debt Rating” means the foreign currency rating assigned by S&P or Moody’s (as applicable) of the Borrower’s long-term senior unsecured debt.

“Material Adverse Change” means any event, change, circumstance or effect that has or could reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the KOF Companies taken as a whole, since September 30, 2002, (b) the ability of the Borrower to perform its obligations under the Loan Documents, since September 30, 2002, or (c) the rights of Lenders under the Loan Documents, provided, however, that any event, change, circumstance or effect, to the extent (i) resulting from any change in U.S. or Mexican generally accepted accounting principles or official interpretations thereof after December 22, 2002 that apply to the KOF Companies, (ii) resulting from a downturn in the economy or business conditions in general in any country in which the Borrower or Panamco or any of their subsidiaries do business and not specifically relating to the KOF Companies or (iii) resulting from the public announcement of the Acquisition, shall be excluded in determining whether a Material Adverse Change has occurred; and provided further that in the case of Panamco’s business, financial condition and results of operations in Venezuela, all of the foregoing shall be determined in accordance with the provisions of Schedule 3.07A of the Merger Agreement (other than (b)(ii) to the extent it relates to exchange controls or (b)(iii)).

“Material Adverse Effect” means a material adverse effect on (a) the business, results of operations, or financial condition of the KOF Companies taken as a whole, (b) the ability of the Borrower to perform its obligations under the Loan Documents or (c) the rights and remedies available to any Lender Party under the Loan Documents.

“Material Debt” means Debt (other than obligations in respect of the Loans) of any one or more KOF Companies in an aggregate principal amount exceeding US$30,000,000 (or its equivalent in any other currency).

“Material Subsidiary” means (i) prior to the first date on which financial statements are delivered pursuant to clause (a) or (b) under Section 5.01, the Persons listed on Schedule 1.01B hereto and (ii) at any time from and after such first date, any Subsidiary of the Borrower the total assets or total EBITDA of which (determined, in the case of any such Subsidiary that has Subsidiaries, on a consolidated basis for such Subsidiary and its Subsidiaries) are at least 10% of the consolidated total assets of the Borrower and its consolidated Subsidiaries or 10% of Consolidated EBITDA, respectively, in each case as reflected in the financial statements of the Borrower then most recently delivered to the Lenders pursuant to clause (a) or (b) under Section 5.01; provided that solely for purposes of clauses (h) and (i) of Section 7.01, “Material Subsidiary” shall include any group of Subsidiaries of the Borrower with respect to which any relevant event or condition of the type specified in such clause shall have occurred and be continuing, if such Subsidiaries taken together would constitute a “Material Subsidiary” as defined above.

“Merger Agreement” means the merger agreement between the Borrower and Panamco dated December 22, 2002.

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“Mexican Administrative Agent” means Banco J.P. Morgan, S.A., Institución de Banca Múltiple, J.P. Morgan Grupo Financiero, División Fiduciaria, in its capacity as administrative agent for the Lenders with respect to Peso Loans and its successors in such capacity.

“Mexican Bank” shall be a bank organized pursuant to the laws of Mexico and authorized to conduct banking activities in Mexico by the Ministry of Finance.

“Mexican GAAP” has the meaning set forth in Section 1.03.

“Mexico” means the United Mexican States.

“Ministry of Finance” means the Secretaría de Hacienda y Crédito Público of Mexico.

“Moody’s” means Moody’s Investors Service, Inc.

“Note” has the meaning set forth in Section 2.02(a).

“Other Debt Refinancings” means the refinancing of (i) approximately US$270,500,000 outstanding amount of loans under Panamco’s existing bank term loans and (ii) all or a portion of US$156,500,000 of Debt of certain Subsidiaries of Panamco.

“Other Debt Refinancings Loan” means, for any Lender, the loan or loans owing to such Lender with respect to one or more issues of debt included in the Other Debt Refinancings and identified as an “Other Debt Refinancings Loan” on Schedule 2.04.

“Other Loan Agreement” means the Bridge Loan Agreement dated as of the date hereof among the Borrower, the lenders party thereto, and the “Agents” party thereto, including JPMorgan Chase Bank, as administrative agent.

“Other Loan Documents” means the Other Loan Agreement and the Notes (as defined in the Other Loan Agreement).

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies not based on net income or profit arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Panama” means the Republic of Panama.

“Panamco” means Panamerican Beverages, Inc., a corporation organized under the laws of Panama.

“Participants” has the meaning specified in Section 9.04(e).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Peso Borrowing Date” has the meaning set forth in Section 4.02.

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“Peso Business Day” means any day that is not a Saturday, Sunday, or other day on which commercial banks in Mexico City are authorized or required by law to remain closed.

“Peso Lender” means a Lender with a Peso Loan Commitment or an outstanding Peso Loan.

“Peso Loan” means a loan, funded and payable in Pesos, made pursuant to Section 2.01(c).

“Peso Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Peso Loan on the Peso Borrowing Date, expressed as an amount in Dollars representing the maximum principal amount of such Peso Loan, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount in Dollars of each Lender’s Peso Loan Commitment is set forth on Schedule 2.01, or in the Assignment pursuant to which such Lender shall have assumed its initial Peso Loan Commitment, as applicable.

“Peso Loan Maturity Date” means the fifth anniversary of the Dollar Borrowing Date; provided that if such day is not both a LIBO Business Day and a Peso Business Day, the Peso Loan Maturity Date shall be extended to the next succeeding LIBO Business Day that is also a Peso Business Day unless such next succeeding day would fall in the next calendar month, in which case the Peso Loan Maturity Date shall be the next preceding LIBO Business Day that is also a Peso Business Day.

“Peso Spot Rate” means, on any day, the rate at which Pesos may be exchanged into Dollars, at (i) the spot (same day) rate announced by Banco de México and (A) quoted at 12:15 p.m. (Mexico City time) on Reuters Monitor Screen (Page MEX01, or any successor page for quoting such rate) on such day (or, if such day is not a Peso Business Day, on the immediately preceding Peso Business Day) or (B) if such rate is not so quoted on Reuters Monitor Screen for the relevant date of determination, then such spot rate as may be published in the Diario Oficial de la Federación to be in effect on such day (or, if such day is not a Peso Business Day, on the immediately preceding Peso Business Day) or (ii) if such rate is not so published or quoted as described in clause (i) for the relevant date of determination, the “Peso Spot Rate” shall be the rate of exchange at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars for Pesos on a customary basis in the Administrative Agent’s New York City office at 11:00 a.m. (New York City time) on the date of such determination (or, if such day is not a Peso Business Day, on the immediately preceding Peso Business Day), and such determination shall be conclusive absent manifest error.

“Pesos” or “Ps.” means the lawful money of Mexico.

“Process Agent” has the meaning specified in Section 9.09(d).

“Register” has the meaning specified in Section 9.04(c).

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“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees and agents of such Person and its Affiliates.

“Required Lenders” means, at any time, Lenders having outstanding Loans and/or unused Commitments representing more than 50% of the total Dollar Amount (determined, in the case of any Peso Loan, at the Peso Spot Rate in effect on the Peso Borrowing Date) of all outstanding Loans and/or unused Commitments at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in any KOF Company, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interest in any KOF Company (including, for this purpose, any payment under a Synthetic Purchase Agreement with respect to an Equity Interest).

“Sale and Leaseback Transaction” means any arrangement under which a Person shall sell or transfer any property and thereafter rent or lease such property or other property that such Person intends to use for substantially the same purpose or purposes as the property sold or transferred.

“SAR” means Sistema de Ahorro para el Retiro.

“SEC” means the Securities and Exchange Commission.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Specified Priority Debt Amount” means at any time the sum, without duplication, of (A) the aggregate outstanding principal amount of all Debt of the Borrower and other obligations secured by Liens in reliance on clause (i) or (x) of Section 6.01 (or, in the case of any Interest and Currency Hedge secured in reliance on such clause (x), the amount of assets subject to a Lien in support of such obligation) plus (B) the aggregate outstanding principal amount of all Debt of Subsidiaries of the Borrower at such time, other than Debt owed to the Borrower or another Subsidiary of the Borrower, plus (C) during the Bridge Period, the aggregate amount of Attributable Debt in respect of all Sale and Leaseback Transactions at such time (other than Transportation Sale and Leaseback Transactions permitted pursuant to clause (i) of Section 6.03 of the Other Loan Agreement), all determined on a consolidated basis and without duplication in accordance with Applicable GAAP at such time.

“Statutory Reserve Adjustment” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board). Such reserve percentages will include those imposed pursuant to such Regulation D. Loans will be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration,

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exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any corporation, limited liability company, partnership or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with Mexican GAAP as of such date and (b) any other corporation, limited liability company, partnership or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is otherwise Controlled as of such date, by the parent and/or one or more of its Subsidiaries. For purposes of the representations and warranties made herein on the Borrowing Dates (except with respect representations and warranties made pursuant to Section 3.04(a)), the term “Subsidiary”, when used with respect to the Borrower, includes Panamco and its Subsidiaries.

“Syndication Agent” means Morgan Stanley Senior Funding, Inc., in its capacity as syndication agent for the Lenders.

“Synthetic Purchase Agreement” means any “total return swap” or sale and repurchase agreement with respect to any Equity Interest or debt obligation, or any other swap, derivative or other agreement or combination of agreements pursuant to which such Person is or may become obligated to make (i) any payment in connection with the purchase by any third party, from a Person other than a KOF Company, of any Equity Interest or debt obligation or (ii) any payment (other than on account of a permitted purchase by it of any Equity Interest or debt obligation) the amount of which is determined by reference to the price or value at any time of any Equity Interest or debt obligation.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“TIIE Rate” means, for each Interest Period with respect to Peso Loans, the Equilibrium Interbank Interest Rate (Tasa de Interes Interbancaria de Equilibrio) for a period of 28 days or such other period so published as is most nearly equal to the relevant Interest Period, as determined by the Mexican Administrative Agent, all as published by Banco de México in the Diario Oficial de la Federación on the first Peso Business Day, or of most recent publication, prior to the commencement of the relevant Interest Period, or if such day is not a Peso Business Day, on the next preceding Peso Business Day on which there was such a quote; provided that in the event the TIIE Rate shall cease to be published, “TIIE Rate” shall mean any rate specified by the Banco de México as the substitute rate therefor.

“Total Debt” means, as of any date, the aggregate amount for the KOF Companies at such date of Debt of the type referred to in clauses (a), (b), (e) and (f) of the definition thereof, and all obligations of such Persons with respect to any Synthetic Purchase Agreements, all determined without duplication on a consolidated basis at such date in accordance with Mexican GAAP.

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“Tranche”, when used with respect to Loans or Commitments, refers to whether such Loans or Commitments are Tranche A Loans, Tranche B Loans or Peso Loans, or Tranche A Commitments, Tranche B Commitments or Peso Loan Commitments, as applicable.

“Tranche A Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche A Loan on the Dollar Borrowing Date, expressed as an amount representing the maximum principal amount of such Tranche A Loan, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Tranche A Commitment is set forth on Schedule 2.01, or in the Assignment pursuant to which such Lender shall have assumed its initial Tranche A Commitment, as applicable.

“Tranche A Loan” means a Loan, denominated and payable in Dollars, made pursuant to Section 2.01(a).

“Tranche A Maturity Date” means the third anniversary of the Dollar Borrowing Date; provided that if such day is not a LIBO Business Day, the Tranche A Maturity Date shall be extended to the next succeeding LIBO Business Day unless such next succeeding LIBO Business Day would fall in the next calendar month, in which case the Tranche A Maturity Date shall be the next preceding LIBO Business Day.

“Tranche B Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche B Loan on the Dollar Borrowing Date, expressed as an amount representing the maximum principal amount of such Tranche B Loan, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Tranche B Commitment is set forth on Schedule 2.01, or in the Assignment pursuant to which such Lender shall have assumed its initial Tranche B Commitment, as applicable.

“Tranche B Loan” means a Loan, denominated and payable in Dollars, made pursuant to Section 2.01(b).

“Tranche B Maturity Date” means the fifth anniversary of the Dollar Borrowing Date; provided that if such day is not both a LIBO Business Day and a Peso Business Day, the Tranche B Maturity Date shall be extended to the next succeeding LIBO Business Day that is also a Peso Business Day unless such next succeeding day would fall in the next calendar month, in which case the Tranche B Maturity Date shall be the next preceding LIBO Business Day that is also a Peso Business Day.

“Transactions” means the Acquisition and the Financing Transactions.

“Transportation Sale and Leaseback Transactions” means Sale and Leaseback Transactions in respect of trucks, forklifts and other transportation equipment.

“United States” means the United States of America.

Section 1.02. Terms Generally. The definitions of terms herein (including those incorporated by reference to another document) apply equally to the singular and plural

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forms of the terms defined. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the word “property” shall be construed to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.03. Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with generally accepted accounting principles as in effect from time to time in Mexico, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its consolidated Subsidiaries delivered to the Lenders (“Mexican GAAP”); provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment of any provision hereof to eliminate the effect of any change occurring after the date hereof in Mexican GAAP or in the application thereof (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment of any provision hereof for such purpose), regardless of whether such notice is given before or after such change in Mexican GAAP or in the application thereof, then such provision shall be applied on the basis of Mexican GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Any terms of an accounting or financial nature with respect to Panamco and its Subsidiaries for periods prior to the Acquisition Date shall be construed in accordance with generally accepted accounting principles pursuant to which the audited consolidated financial statements for Panamco and its Subsidiaries referred to in Section 3.04(a) have been prepared (such generally accepted accounting principles for such Persons and periods, together with Mexican GAAP applied as provided above with respect to the Persons and periods provided therein, “Applicable GAAP”).

ARTICLE 2 THE CREDITS

Section 2.01. Commitments. (a) Subject to the terms and conditions set forth herein, each Lender with a Tranche A Commitment agrees to make a Tranche A Loan in Dollars to the Borrower on the Dollar Borrowing Date in a principal amount equal to its pro rata portion (in accordance with its respective Tranche A Commitment) of the Dollar amount set forth in the Borrowing Request as the aggregate amount of the Borrowing of

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Tranche A Loans; provided that the principal amount of such Tranche A Loan does not exceed the amount of its Tranche A Commitment.

(b) Subject to the terms and conditions set forth herein, each Lender with a Tranche B Commitment agrees to make a Tranche B Loan in Dollars to the Borrower on the Dollar Borrowing Date in a principal amount equal to its pro rata portion (in accordance with its respective Tranche B Commitment) of the amount set forth in the Borrowing Request as the aggregate amount of the Borrowing of Tranche B Loans; provided that the principal amount of such Tranche B Loan does not exceed the amount of its Tranche B Commitment.

(c) Subject to the terms and conditions set forth herein, each Lender with a Peso Loan Commitment agrees to make a Peso Loan in Pesos to the Borrower on the Peso Borrowing Date in a principal amount equal to its pro rata portion (in accordance with its respective Peso Loan Commitment) of the Dollar amount set forth in the Borrowing Request; provided that the principal amount of such Peso Loan does not exceed the amount of its Peso Loan Commitment multiplied by the Initial Peso Exchange Rate.

(d) Amounts repaid in respect of Loans may not be reborrowed. All Dollar Loans shall be funded in Dollars, and all Peso Loans shall be funded in Pesos, as more fully set forth in Section 2.04. The Commitments of the Lenders are several, i.e., the failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, and no Lender shall be responsible for any other Lender’s failure to make Loans as and when required hereunder.

Section 2.02. Loans, Notes and other Evidence of Loans.

(a) Each Lender’s Tranche A Loan (if any) shall be represented by a promissory note payable in Dollars to the order of such Lender in substantially the form of Exhibit B-1 hereto and in a principal amount equal to such Lender’s Tranche A Loan. Each Lender’s Tranche B Loan (if any) shall be represented by a promissory note payable in Dollars to the order of such Lender in substantially the form of Exhibit B-2 hereto and in a principal amount equal to such Lender’s Tranche B Loan. Each Lender’s Peso Loan (if any) shall be represented by a promissory note payable in Pesos to the order of such Lender in substantially the form of Exhibit B-3 hereto and in a principal amount equal to such Lender’s Peso Loan. Each such promissory note referred to in this clause (a) (each, a “Note”) shall be executed by the Borrower, shall qualify as a pagaré under Mexican law and shall include the legend “no negociable”.

(b) Upon any assignment made pursuant to Section 9.04 of Commitments or Loans of any Tranche, the Borrower shall prepare, execute and deliver, against simultaneous delivery of the existing Note or Notes, (i) a new Note with respect to the Commitment or Loan of each relevant Tranche so assigned, payable to the order of the assignee Lender and (ii) if required, a new Note with respect to the Commitment or Loan of each relevant Tranche so assigned, payable to the order of the assignor Lender, each dated the date of such Note being exchanged, in a principal amount equal to the principal amount of the Commitment or Loan so assigned (or, in the case of the assignor Lender, retained after such assignment) and otherwise duly completed.

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(c) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Tranche made by the Lenders ratably in accordance with their respective Commitments of the applicable Tranche. Each Lender at its option may make any Loan by causing any domestic or foreign branch of such Lender to make such Loan. Any exercise of such option shall not affect the Borrower’s obligation to repay such Loan as provided herein. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time.

(d) The entries made in good faith in the accounts maintained pursuant to subsection (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that any failure by any Lender to maintain such accounts or any error therein shall not affect the Borrower’s obligation to repay the Loans in accordance with the terms of this Agreement.

Section 2.03. Borrowing Request; Notice of Initial Peso Exchange Rate.

(a) To request the Borrowings on the Borrowing Dates, the Borrower shall notify the Administrative Agent and the Mexican Administrative Agent of such request not later than (I) in the case of the Dollar Loans, 11:00 a.m., New York City time, on the latest day that is at least three LIBO Business Days before the proposed Dollar Borrowing Date and (II) in the case of the Peso Loans, 3:00 p.m., Mexico City time, two Peso Business Days before the proposed Peso Borrowing Date. Any such notice (a “Borrowing Request”) shall be irrevocable, shall specify the following information in compliance with Section 2.02 and shall be substantially in the form of Exhibit E-1:

(i) the aggregate amount of the Borrowing of each Tranche of Loans, which in each case shall be expressed in Dollars;

(ii) the Peso Borrowing Date, which shall be a Peso Business Day, and the Dollar Borrowing Date, which shall be not later than the second LIBO Business Day after the Peso Borrowing Date;

(iii) the initial Interest Period to be applicable to Loans of each Tranche or, if more than one Interest Period is elected with respect to different portions of Tranche A, Tranche B or Peso Loans, the initial Interest Periods for each portion of such Borrowing, each of which shall be a period or periods contemplated by the definition of “Interest Period”; and

(iv) the location and number of the Borrower’s accounts to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

If no Interest Period with respect to a requested Borrowing is specified, the Borrower will be deemed to have selected an Interest Period of one month, in the case of a Borrowing of Dollar Loans, or 28 days, in the case of a Borrowing of Peso Loans (subject to the definition of Interest Period). Promptly after it receives a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender with a Dollar Loan Commitment and the Mexican Administrative Agent shall advise each

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Lender with a Peso Loan Commitment of the details of such Borrowing Request and the amount of such Lender’s Loan or Loans to be made pursuant thereto.

(b) Simultaneously with the delivery of the Borrowing Request, the Borrower shall deliver to each Peso Lender a certificate executed by a Financial Officer setting forth the amount in Pesos of the Peso Loan to be funded on the Peso Borrowing Date by each such Peso Lender in respect of its Peso Loan Commitment and the basis for such calculation in reasonable detail, including the exchange rate (the “Initial Peso Exchange Rate”) of Pesos per Dollar that reflects the Borrower’s reasonable, good faith calculation of the observable exchange rate.

Section 2.04. Funding of Loans. (a) Each Lender shall wire the principal amount of its Dollar Loan or Loans (if any), in Dollars in immediately available funds, by 12:00 noon, New York City time, on the Dollar Borrowing Date, to the account of the Administrative Agent designated by it for such purpose by notice to the Lenders. Each Lender shall wire the principal amount of its Peso Loan (if any), in Pesos in immediately available funds, by 12:00 noon, Mexico City time, on the Peso Borrowing Date, to the account of the Mexican Administrative Agent designated by it for such purpose by notice to the Lenders.

(b) Notwithstanding the foregoing, any Lender listed on Schedule 2.04 as a Deferred Funding Lender (each, a “Deferred Funding Lender”) may defer its obligation to fund all or a portion of its Dollar Loan Commitment or Peso Commitment in such amount and for such Commitment or Commitments as may be described on such Schedule (for each Deferred Funding Lender, its “Deferred Funding Amount”) from the relevant Borrowing Date to the date of payment of the relevant Affected Facility (as defined below) as further provided in this clause (b). To defer such funding obligation, each Deferred Funding Lender shall notify the Administrative Agent and Mexican Administrative Agent by the relevant time provided for funding in clause (a) above that it will apply the Deferred Funding Amount of funds to which it will be entitled upon repayment of its Other Debt Refinancings Loan described on such Schedule 2.04 (but only in respect of the principal portion thereof) to satisfy its funding obligation with respect to a portion of its Loan or Loans hereunder in the Deferred Funding Amount. Such notice shall be deemed to be a representation and warranty by such Deferred Funding Lender that it has full right, title and interest in and to the relevant Other Debt Refinancings Loan in aggregate in the Deferred Funding Amount on and as of the relevant Borrowing Date and a covenant by the Deferred Funding Lender that it will not transfer or otherwise encumber any right, title and interest in and to the relevant Other Debt Refinancing Loans prior to the refinancing thereof (which covenant shall terminate if the Loans are repaid pursuant to clause (c) of this Section 2.04 and such refinancing does not occur as contemplated hereby). Upon the refinancing in full of the issue in which such Other Debt Refinancings Loan is included (the “Affected Facility”), such Deferred Funding Lender shall notify (i) the administrative or paying agent with respect to the Affected Facility that an amount of the principal of such Other Debt Refinancings Loan to which the Deferred Funding Lender is entitled, in an amount equal to the Deferred Funding Amount, shall be applied to discharge in an equal amount the funding obligation of such Deferred Funding Lender with respect to its relevant Loan or Loans, and paid as directed by the Borrower and (ii) the Administrative Agent and/or Mexican Administrative Agent (as relevant) that such refinancing has occurred on such date and its affected Loan or Loans shall be deemed funded simultaneously therewith for purposes of the calculation of interest accrued thereon. Such Deferred Funding Lender hereby

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irrevocably agrees that its right to receive payment with respect to the principal of such Other Refinancing Debt Loan shall, to the extent of the Deferred Funding Amount (but not with respect to any interest, fees or similar amounts calculated on the basis of the outstanding amount thereof, except to the extent otherwise expressly provided in such notice), be applied to satisfy such Lender’s funding obligation with respect to its Loan or Loans hereunder in the Deferred Funding Amount. Each Deferred Funding Lender further agrees that, solely for the period from and including the relevant Borrowing Date and to but excluding the date of repayment of the Affected Facility, it shall not be entitled to receive interest hereunder with respect to the Deferred Funding Amount of its affected Loan or Loans, and that interest on such portion thereof shall commence accruing from and including the date of such repayment. The Administrative Agent and/or Mexican Administrative Agent, as relevant, shall make appropriate adjustments to payments of interest for the first Interest Period with respect to each affected Loan of a Deferred Funding Lender to reflect the foregoing. In addition, the Borrower shall prepare, execute and deliver to each Deferred Funding Lender a Note or Notes representing the Deferred Funding Amount of such Lender’s Loans (or, if requested by such Lender, and against simultaneous delivery of its existing Note or Notes, a new Note or Notes reflecting the aggregate principal amount of such Loan or Loans) and otherwise duly completed.

(c) The Administrative Agent shall transfer the funds received by it pursuant to clause (a) above to a separate and segregated account of the Borrower maintained at JPMorgan Chase Bank in New York City and identified by the Borrower and the Administrative Agent prior to the Peso Borrowing Date (the “New York Funding Account”), and such funds shall be maintained therein until the Borrower notifies the Administrative Agent that the Acquisition is being consummated and that such funds shall be applied forthwith upon release in accordance with Section 5.09 hereof (the “Acquisition Date”). During the period between the Dollar Borrowing Date and the Acquisition Date, the Borrower shall invest such funds in overnight or other short-term liquid investments consistent with liquidation on or prior to the Acquisition Date, and any interest or other amounts earned thereon shall be added to and considered part of the funds held in the New York Funding Account. The Mexican Administrative Agent shall (I) hold the funds received by it pursuant to clause (a) above in a separate and segregated account, identified by the Mexican Administrative Agent to the Borrower on the Peso Borrowing Date, at Banco J.P. Morgan, S.A., Instituci&oacute;n de Banca M&uacute;ltiple, J.P. Morgan Grupo Financiero in Mexico City and (II) on any Peso Business Day prior to the Acquisition Date, upon written notice and instruction from the Borrower, release such funds in Pesos to the Borrower to permit the Borrower to acquire Dollars in foreign exchange transactions arranged by the Borrower, provided that the Dollars so acquired are forthwith deposited into the New York Funding Account for withdrawal on the Acquisition Date. During the period between the Peso Borrowing Date and the date on which it releases such funds, the Borrower shall invest the funds held in such account in such overnight or other short-term liquid investments, and any interest or other amounts earned thereon shall be added to and considered part of the funds held with the Mexican Administrative Agent. Notwithstanding the foregoing, if the Acquisition Date shall not have occurred by the close of business in New York City on the 10th Business Day after the Peso Borrowing Date, the Loans shall be prepaid in full on the third LIBO Business Day thereafter, together with interest thereon to the date of payment.

(d) Unless the Administrative Agent or the Mexican Administrative Agent, as applicable, receives notice from a Lender before the relevant Borrowing Date that such Lender will not make its share of the Dollar Loans or Peso Loans available as provided in

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this Section 2.04, then the Administrative Agent or Mexican Administrative Agent (as applicable) may assume that such Lender has made such share available on such date in accordance with this Section 2.04 and may, in reliance on such assumption, make a corresponding share of the Dollar Loans or Peso Loans (as applicable) available to the Borrower. In such event, if a Lender has not in fact made its share of such Borrowing available to the Administrative Agent or Mexican Administrative Agent, as applicable, such Lender and the Borrower severally agree to pay to the Administrative Agent or Mexican Administrative Agent, as applicable, forthwith on demand such corresponding amount with interest thereon, for each day from and including the day such amount is made available to the Borrower to but excluding the date of payment to such Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by such Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the greater of the Federal Funds Effective Rate and the rate of interest otherwise applicable to such Loan (including, after the date of any demand, pursuant to Section 2.10(c)); provided that any such payment by the Borrower shall be subject to Section 2.13. If such Lender pays such amount to the Administrative Agent or Mexican Administrative Agent, as applicable, such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.05. Interest Period Elections. (a) Each Borrowing shall have an initial Interest Period as specified in the Borrowing Request. Thereafter, the Borrower may continue such Borrowing for subsequent Interest Periods, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify (i) in the case of Dollar Loans, the Administrative Agent thereof by telephone or through a notice in writing not later than 11:00 a.m., New York City time, three LIBO Adjusted Business Days before the effective date of the proposed election and (ii) in the case of Peso Loans, the Mexican Administrative Agent thereof by telephone or through a notice in writing not later than 11:00 a.m., Mexico City time, three Peso Business Days before the effective date of the proposed election (an “Interest Period Election”). Each such Interest Period Election shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent or the Mexican Administrative Agent, as applicable, of a written Interest Period Election in the form attached hereto as Exhibit E-2.

(c) Each telephonic and written Interest Period Election shall specify the following information in compliance with Section 2.02 and subsection (e) of this Section:

(i) the Borrowing to which such Interest Period Election applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clause (iii) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Period Election, which shall be, in the case of a Dollar Loan, a LIBO Business Day or, in the case of a Peso Loan, a Peso Business Day; and

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(iii) the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”.

If an Interest Period Election does not specify an Interest Period, the Borrower will be deemed to have selected an Interest Period of the same duration as for the prior Interest Period with respect to such Borrowing.

(d) Promptly after it receives an Interest Period Election, the Administrative Agent (or, in the case of any Interest Period Election for Peso Loans, the Mexican Administrative Agent) shall advise each Lender with a Loan subject to such Interest Period Election as to the details thereof and such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Period Election before the end of an Interest Period applicable to a Borrowing, the Borrower will be deemed to have selected an Interest Period of the same duration as for the prior Interest Period with respect to such Borrowing.

Section 2.06. Termination or Reduction of Commitments. (a) Unless previously terminated, the Commitments of each Tranche will terminate on the Borrowing Date with respect to such Tranche immediately after the relevant Borrowing hereunder.

(b) The Borrower may at any time between the Effective Date and the Peso Borrowing Date terminate or reduce the Commitments of any Tranche; provided that the amount of each reduction of the Commitments of any Tranche shall be at least US$10,000,000 or an integral multiple of US$5,000,000 in excess thereof. The Borrower shall notify the Administrative Agent (and in the case of any reduction of the Peso Loan Commitments, the Mexican Administrative Agent) of any election to terminate or reduce the Commitments under this clause (b) at least three LIBO Adjusted Business Days before the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly after it receives any such notice, the Administrative Agent or Mexican Administrative Agent (as applicable) shall advise the affected Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section will be irrevocable. Any termination or reduction of the Commitments of any Tranche will be permanent and will be made ratably among the Lenders in accordance with their respective Commitments of such Tranche prior to such termination or reduction.

Section 2.07. Payment at Maturity; Scheduled Amortization. (a) Maturity. Without limitation of clauses (b) and (c) of this Section 2.07, the Borrower unconditionally promises to pay (i) on the Tranche A Maturity Date, to the Administrative Agent for the account of each Lender with a Tranche A Loan, the then unpaid principal amount of such Lender’s Tranche A Loan, (ii) on the Tranche B Maturity Date, to the Administrative Agent for the account of each Lender with a Tranche B Loan, the then unpaid principal amount of such Lender’s Tranche B Loan and (iii) on the Peso Loan Maturity Date, to the Mexican Administrative Agent for the account of each Lender with a Peso Loan, the then unpaid principal amount of such Lender’s Peso Loan, payable in Pesos.

(b) Scheduled Amortization of Tranche B Loans. Subject to adjustment pursuant to Section 2.07(d), the Borrower shall repay the Tranche B Loans on the date

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numerically corresponding to the Dollar Borrowing Date in each of the month after the Dollar Borrowing Date set forth below (provided that if such day is not a LIBO Business Day, then on the next succeeding LIBO Business Day unless such next succeeding LIBO Business Day would fall in the next calendar month, in which case on the next preceding LIBO Business Day), in an aggregate principal amount equal to the percentage of the initial aggregate principal amount of the Tranche B Loans set forth opposite such month:

TRANCHE B LOANS

Month after the Dollar Borrowing Date	Percentage of Initial Amount
30th month	16.67%
36th month	16.67%
42nd month	16.67%
48th month	16.67%
54th month	16.67%
Tranche B Maturity Date	16.65%

(c) Scheduled Amortization of Peso Loans. Subject to adjustment pursuant to Section 2.07(d), the Borrower shall repay the Peso Loans, in Pesos, on the date numerically corresponding to the Dollar Borrowing Date in each of the months after the Dollar Borrowing Date set forth below (provided that if such day is not a Peso Business Day, then on the next succeeding Peso Business Day unless such next succeeding Peso Business Day would fall in the next calendar month, in which case on the next preceding Peso Business Day), in an aggregate principal amount equal to the percentage of the initial aggregate principal amount of the Peso Loans set forth opposite such month:

PESO LOANS

Month after the Dollar Borrowing Date	Percentage of Initial Amount
30th month	16.67%
36th month	16.67%
42nd month	16.67%
48th month	16.67%
54th month	16.67%
Peso Loan Maturity Date	16.65%

(d) Application of Prepayments. Any prepayment of Tranche B Loans or Peso Loans pursuant to Section 2.08 will be applied to reduce the subsequent scheduled repayments of such Loans to be made pursuant to this Section ratably.

Section 2.08. Prepayments. (a) Optional Prepayments. The Borrower will have the right at any time to prepay any Borrowing in whole or in part, subject to the provisions of this Section, in each case in an aggregate principal amount of not less than US$5,000,000 (calculated with respect to Peso Loans using the Dollar Amount thereof at such time) or, if less, the then outstanding aggregate principal amount of such Borrowing. Each such prepayment shall be accompanied by accrued interest on the amount so repaid to the date of such prepayment.

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(b) Notice of Prepayments. The Borrower shall notify the Administrative Agent (and, in the case of any Peso Loans, the Mexican Administrative Agent) by telephone (confirmed by telecopy) of any prepayment of Loans, which notice shall be (i) if such Loans are Dollar Loans, not later than 11:00 a.m., New York City time, three LIBO Adjusted Business Days before the date of prepayment and (ii) if such Loans are Peso Loans, not later than 11:00 a.m., Mexico City time, three Peso Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly after it receives any such notice, the Administrative Agent (or, in the case of Peso Loans, the Mexican Administrative Agent) shall advise the affected Lenders of the contents thereof. Before any prepayment of Borrowings under this Section 2.08, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to this Section 2.08(b).

Section 2.09. Fees. The Borrower shall pay to the Administrative Agent and the Mexican Administrative Agent, each for its own account, fees payable in the amounts and at the times separately agreed upon by the Borrower and the Administrative Agent or the Borrower and the Mexican Administrative Agent, as applicable.

Section 2.10. Interest. (a) The Dollar Loans comprising each Borrowing of each Tranche shall bear interest for each Interest Period in effect for such Borrowing at the Adjusted LIBO Rate for such Interest Period plus the Applicable Margin for Dollar Loans for such day (subject to the provisions of Section 2.11).

(b) The Peso Loans comprising each Borrowing shall bear interest for each Interest Period in effect for such Borrowing at the TIIE Rate plus the Applicable Margin for the Peso Loans for such day, payable in Pesos.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount (or, if at such time the Bridge Period is still in effect, all outstanding Loans and any overdue interest) shall bear interest, after as well as before judgment, to the extent permitted under applicable law, at a rate per annum equal to (i) in the case of overdue principal of or interest on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding subsections of this Section (provided that, after the end of the final Interest Period with respect to such Loan, the LIBO Rate (in the case of Dollar Loans) or the TIIE Rate (in the case of Peso Loans) for such Loan shall be determined by the Administrative Agent on the basis of such period, not longer than one month or 28 days, respectively, as the Administrative Agent may determine in its sole discretion) or (ii) in the case of any other amount, the rate that is then applicable to overdue principal pursuant to clause (i) above (A) in respect of a Dollar Loan, if such amount is owing in Dollars or (B) in respect of a Peso Loan, if such amount is owing in Pesos (or, if no such Dollar Loan or Peso Loan, as applicable, is outstanding at such time, as would be applicable if such Loan were outstanding).

(d) Interest accrued on each Loan shall be payable in arrears on the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of Dollar Loans, if such Interest Period is longer than three months, each day during such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period; provided that (i) interest accrued pursuant to Section 2.10(c) shall be

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payable on demand and (ii) upon any repayment of any Loan, interest accrued on the principal amount repaid shall be payable on the date of such repayment.

(e) All interest hereunder will be computed on the basis of a year of 360 days, and will be payable for the actual number of days elapsed (including the first day but excluding the last day). Each applicable Adjusted LIBO Rate and (except as provided in the definition thereof) Alternate Rate shall be determined by the Administrative Agent, and each applicable TIIE Rate shall be determined by the Mexican Administrative Agent, and each such determination thereof will be conclusive absent manifest error.

Section 2.11. Alternate Rate of Interest. (a) If before the beginning of any Interest Period for a Borrowing of Dollar Loans:

(i) the Administrative Agent determines (which determination will be conclusive absent manifest error) that, by reason of circumstances affecting the London interbank market, adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(ii) Lenders whose Loans aggregate more than 50% of such Borrowing provide notice to the Administrative Agent, with a copy to the Borrower, that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, from such date (the “Alternate Rate Date”) until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Period Election that requests the continuation of any Borrowing of Dollar Loans will be ineffective and (ii) all Dollar Loans will bear interest at the Alternate Rate for such period.

(b) As used herein, “Alternate Rate” means for any Lender and for any day a rate per annum equal to the sum of (i) the Base Funding Rate for such Lender for such day plus (ii) the Applicable Margin for Dollar Loans for such date; and “Base Funding Rate” means for any Lender and for any day a rate per annum equal to the Federal Funds Effective Rate for such day; provided that if any Lender that is required to make or maintain Alternate Rate Loans pursuant to this Section 2.11 determines in good faith that the Base Funding Rate as so determined does not accurately reflect the cost to such Lender of obtaining funds to fund its Loans, then (A) such Lender shall notify the Borrower and the Administrative Agent of such fact promptly (but in any event within 10 Business Days) after the Alternate Rate Date and (B) during the 20 Business Days after the date on which such notice is given (the “Negotiation Period”), the Borrower and such Lender shall negotiate in good faith to determine the rate necessary to compensate such Lender for its cost of obtaining as of the commencement of the then current Interest Period (and thereafter as of the commencement of each subsequent Interest Period), funds for such Interest Period in an amount equal to the applicable principal amount of such Lender’s Dollar Loan or Loans (which may be established with reference to a fluctuating benchmark or otherwise). If the Borrower and such Lender agree to any such rate pursuant to the preceding sentence, the rate so agreed shall be the Base Funding Rate for such Lender for each such day or Interest Period, as applicable. Such Lender shall notify

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the Administrative Agent of such Base Funding Rate promptly upon such determination and on the first day of each Interest Period thereafter, and, if requested by the Administrative Agent from time to time, shall provide the Administrative Agent sufficient information to allow it to determine such Base Funding Rate from time to time. If the Borrower and such Lender do not agree to such rate, then the Borrower shall, within 10 days after the end of the Negotiation Period (and on three LIBO Business Day’s notice to such Lender and the Administrative Agent), either (and notwithstanding anything to the contrary in Section 2.16) (x) require such Lender to sell its Dollar Loans in accordance with Section 2.16 or (y) prepay all Loans of such Lender, with interest accrued thereon to the date of such prepayment calculated at the Alternate Rate applicable from time to time during such period calculated using the Base Funding Rate determined solely for this purpose without regard to the proviso thereof, from and after the date on which such Alternate Rate otherwise first so applies to but excluding the date of such prepayment.

Section 2.12.Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, assessment (contribution), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate in the case of Dollar Loans); or

(ii) impose on any Lender, the London interbank market or the Mexican interbank market, as may be appropriate, any other condition affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make Loans) or to reduce any amount received or receivable by such Lender hereunder (whether of principal, interest or otherwise) (excluding, for purposes of this Section 2.12, any such increased costs resulting from Taxes and Other Taxes (which shall be exclusively governed by Section 2.14)), then the Borrower shall pay to such Lender such additional amount or amounts as will compensate it for such additional cost incurred or reduction suffered in accordance with subsection (c) of this Section.

(b) If any Lender determines in good faith that any Change in Law (other than a Change in Law with respect to Taxes or Other Taxes, which shall be governed by the provisions of Section 2.14) regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate it or its holding company for any such reduction suffered in accordance with subsection (c) of this Section.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate it or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section (and setting forth in reasonable detail the basis for calculating such

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increased costs owed to such Lender) shall be delivered to the Borrower and shall constitute prima facie evidence of any such amounts payable. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Failure or delay by any Lender to demand compensation pursuant to this Section will not constitute a waiver of its right to demand such compensation; provided that the Borrower will not be required to compensate a Lender pursuant to this Section for any increased cost or reduction incurred more than 180 days before it notifies the Borrower of the Change in Law giving rise to such increased cost or reduction and of its intention to claim compensation therefor. However, if the Change in Law giving rise to such increased cost or reduction is retroactive, then the 180-day period referred to above will be extended to include the period of retroactive effect thereof.

Section 2.13. Break-Funding Payments. If (a) any principal of any Loan is repaid on a day other than the last day of an Interest Period applicable thereto (including as a result of an Event of Default or pursuant to Section 2.11 or Section 2.16), (b) the Borrower fails to borrow, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto, or (c) any Loan is assigned on a day other than the last day of an Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then the Borrower shall compensate each Lender for its loss, cost and expense attributable to such event, which shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate (or, in the case of any Peso Loan, the TIIE Rate) that would have been applicable to such Loan, for the period from the date of such event to the end of the then current Interest Period therefor (or, in the case of a failure to borrow or continue, the Interest Period that would have begun on the date of such failure), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the beginning of such period, for Dollar deposits of a comparable amount and period from other banks in the eurodollar market (or, in the case of any Peso Loan, for Peso deposits of a comparable amount and period from appropriate sources in the markets or from the sources through which such Lender funds its Peso Loan). A certificate of any Lender setting forth in reasonable detail the basis for calculating such increased costs owed to such Lender that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall constitute prima facie evidence of such amounts payable. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

Section 2.14. Taxes. (a) All payments by the Borrower under the Loan Documents shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided that, if the Borrower shall be required, by law or otherwise, to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the Borrower shall make such deduction or withholding and pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and (ii) the sum payable by the Borrower to the relevant Lender Party under the Loan Documents shall be increased as necessary so that, after all required deductions or withholdings (including deductions applicable to additional sums payable under this Section) are made, each such Lender Party receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

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(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify each Lender Party, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by, or claimed from, or assessed in respect of, such Lender Party with respect to any payment by or obligation of the Borrower under the Loan Documents (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, surcharges, interest and reasonable costs and expenses arising therefrom or related thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment delivered to the Borrower by a Lender Party, or by the Administrative Agent on behalf of any Lender Party, shall be conclusive and binding absent manifest error. As soon as practicable after such Lender Party pays any Indemnified Taxes or Other Taxes to a Governmental Authority, the Lender Party shall deliver to the Borrower a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to the Borrower.

(d) As soon as practicable after the Borrower pays any Indemnified Taxes or Other Taxes to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, duly stamped or acknowledged by the relevant Governmental Authority, or other evidence of such payment, reasonably satisfactory to the Administrative Agent.

(e) Each Lender Party (other than EDC) hereby represents as of the relevant Borrowing Date (or in the case of any Lender that is an assignee pursuant to Section 9.04(b), other than any such assignee Lender that has notified the Borrower and the Administrative Agent that it is electing to be subject to the proviso in clause (b)(v) of Section 9.04, as of each date the assignment of any Commitment or Loans becomes effective) that it is either (i) a Mexican Bank or (ii) a Foreign Financial Institution that is resident (or, if applicable, the main office of which is a resident) in a country that has entered into a treaty for the avoidance of double taxation with Mexico.

(f) Each Lender Party (other than EDC and a Lender Party that is a Mexican Bank) shall, at the request of the Borrower, made pursuant to a written notice given at least 10 days prior to the relevant filing date, use reasonable commercial efforts to file with the Ministry of Finance or, where applicable, in accordance with the laws of any jurisdiction outside Mexico from or through which payments hereunder or under any Notes are made, a form, certificate or other similar document requested by the Borrower (including without limitation any such form, certificate or other similar document that may be required to maintain such Lender Party’s status as a Foreign Financial Institution) if (i) such filing is required under applicable law or a treaty for the avoidance of double taxation then in effect, (ii) such filing would avoid the need for making any tax withholding or deduction, or reduce the amount of any such withholding or deduction which may thereafter accrue to or for the account of such Lender Party pursuant to this Section and (iii) such filing would not, in the good faith judgment of such Lender Party, require such Lender Party to disclose any confidential or proprietary information or be otherwise materially disadvantageous to such Lender Party. Notwithstanding the

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foregoing, it is understood and agreed that nothing in this Section shall interfere with the rights of any Lender Party to conduct its fiscal or tax affairs in such manner as it deems appropriate.

(g) If after the Borrower has paid any Indemnified Taxes for the account of any Lender Party under this Section 2.14, such Lender Party thereafter receives a cash rebate of such payment (but not a credit with respect to such payment) from the applicable authority expressly identified by such authority as being in respect of such Indemnified Taxes for which the Borrower has made such payment, such Lender Party shall pay to the Borrower, within 60 days after receipt of such rebate, the amount of such rebate. Any Lender Party shall use reasonable efforts to cooperate, at the request and sole expense of the Borrower, with the Borrower’s efforts to submit a claim for such rebate, provided that such cooperation shall not, in the good faith judgment of such Lender Party, require such Lender Party to disclose any confidential or proprietary information or be otherwise materially disadvantageous to such Lender Party.

(h) EDC represents and warrants to the Borrower that, as of the relevant Borrowing Date, the head office of EDC is in Ottawa, Canada, and EDC was previously named an Export Development Corporation as referred to in Article 11 of the “Convention Between the Government of Canada and the Government of the United Mexican States for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income”.

Section 2.15. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it under the Loan Documents (whether of principal, interest or fees or amounts payable under Section 2.12, 2.13, or 2.14 or otherwise) on or before the time expressly required under the relevant Loan Document for such payment (or, if no such time is expressly required, before 3:00 P.M., New York City time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amount received after such time on any day may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York 10017, except that (i) payments in respect of Peso Loans shall be made to the Mexican Administrative Agent at its offices in Mexico City and (ii) payments pursuant to Sections 2.12, 2.13, 2.14 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent and the Mexican Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly after receipt thereof. If any payment under any Loan Document shall be due on a day that is not (i) in the case of any payment of principal on or interest with respect to any Dollar Loan, a LIBO Business Day, the date for payment will be extended to the next succeeding LIBO Business Day, (ii) in the case of any payment of principal on or interest with respect to any Peso Loan, a Peso Business Day, the date for payment will be extended to the next succeeding Peso Business Day and (iii) in the case of any other payment hereunder, a Business Day, the date for payment will be extended to the next succeeding Business Day, and, in each case, if such payment accrues interest, interest thereon will be payable for the period of such extension. All payments with respect to Dollar Loans under each Loan Document shall be made in Dollars and all payments with respect to Peso Loans under each Loan Document shall be made in Pesos.

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(b) If at any time insufficient funds are received by and available to the Administrative Agent or Mexican Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder and payable through the Administrative Agent or Mexican Administrative Agent, as relevant, the Agent with insufficient funds shall promptly notify the other such Agent thereof, and the Administrative Agent and the Mexican Administrative Agent shall jointly apply such funds (i) first, to pay fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of fees then due to such parties, (ii) second, to pay interest then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest then due to such parties, (iii) third, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties and (iv) fourth, to pay any other amounts then due hereunder, ratably among the parties entitled thereto in accordance with the amounts then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this subsection shall not apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless, before the date on which any payment is due to the Administrative Agent or Mexican Administrative Agent (herein, the “Relevant Administrative Agent”) for the account of one or more Lender Parties hereunder, the Relevant Administrative Agent receives from the Borrower notice that the Borrower will not make such payment, the Relevant Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance on such assumption, distribute to each relevant Lender Party the amount due to it. In such event, if the Borrower has not in fact made such payment, each Lender Party severally agrees to repay to the Relevant Administrative Agent forthwith on demand the amount so distributed to such Lender Party with interest thereon, for each day from and including the day such amount is distributed to it to but excluding the day it repays the Relevant Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Relevant Administrative Agent in accordance with banking industry rules on interbank compensation.

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(e) If any Lender fails to make any payment required to be made by it pursuant to Section 2.04(a), 2.15(d) or 9.03(c), the Relevant Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Relevant Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f) All calculations of ratable amounts required for sharing of payments or otherwise under this Section 2.15 shall be determined on the basis of the Dollar Amount of outstanding Loans determined on the date on which any such payment is first received.

Section 2.16. Lender’s Obligation to Mitigate; Replacement of Lenders. (a) If (x) any Lender requests compensation under Section 2.12, or (y) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14 in excess of the amount that the Borrower would be required to pay if such Lender were a Foreign Financial Institution resident (or, if applicable, the main office of which is a resident) in a country that has entered into a treaty for the avoidance of double taxation with Mexico, then such Lender (except in the case of (y) if the Lender makes the election set forth in the proviso to clause (b)(v) of Section 9.04) shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or Section 2.14, as the case may be, in the future, (ii) would not subject such Lender to any unreimbursed cost or expense and (iii) would not otherwise be materially disadvantageous to such Lender. The Borrower shall pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (x) any Lender requests compensation under Section 2.12 or (y) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14 in excess of the amount that the Borrower would be required to pay if such Lender were a Foreign Financial Institution resident (or, if applicable, the main office of which is a resident) in a country that has entered into a treaty for the avoidance of double taxation with Mexico, unless such Lender has made the election set forth in the proviso to clause (b)(v) of Section 9.04, or (z) any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments that is material to the Borrower in its reasonable judgment. A Lender shall not be required to

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make any such assignment if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment cease to apply.

(c) If the Borrower becomes obligated to pay additional amounts to any Lender pursuant to Section 2.12 or Section 2.14 of this Agreement (in this last case, in excess of additional amounts that would be paid to such Lender if it were a Foreign Financial Institution resident (or, if applicable, the main office of which is a resident) in a country that has entered into a treaty for the avoidance of double taxation with Mexico), the Borrower shall be entitled to prepay the Loans of any Lender affected by such conditions by providing five LIBO Business Days prior written notice to the Administrative Agent of such prepayment (which prepayment shall occur not more than 20 days after the date of such notice); provided that the Borrower has endeavored in good faith to find an assignee to purchase the Loans of such Lender pursuant to Section 2.16(b) and has been unable to find any such assignee for thirty days from the commencement of such efforts; and provided further, that Lenders claiming equivalent additional amounts shall be treated equally. On the date of any such prepayment, the Lenders shall be paid the principal amount of the Loans to be prepaid, together with interest accrued thereon through the date of prepayment and all other amounts due, with respect to such Loans, hereunder. Payments pursuant to this Section 2.16(c) shall not be subject to Section 2.15.

Section 2.17. Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due from the Borrower under any Loan Document in the currency expressed to be payable in such Loan Document (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent (or, in the case of any Peso Loan, the Mexican Administrative Agent) could purchase the specified currency with such other currency at (i) where the specified currency is Dollars, the Administrative Agent’s New York City office and (ii) where the specified currency is Pesos, the Mexican Administrative Agent’s Mexico City office, in each case at 11:00 a.m. (New York City or Mexico City time, as applicable) on the Peso Business Day preceding that on which final judgment is given. The obligations of the Borrower in respect of any sum due to any Lender or any Agent under any Loan Document shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day (or Peso Business Day, in the case of any sum where the specified currency is Pesos) following receipt by such Lender or such Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or Agent (as the case may be) may in accordance with normal banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or such Agent, as the case may be, in the specified currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or such Agent, as applicable, against such loss, and if the amount of the specified currency so purchased exceeds (i) the sum originally due to such Lender or Agent, as applicable, and (ii) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.15, such Lender or Agent, as applicable, agrees to remit such excess to the Borrower.

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ARTICLE 3 REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender Parties that:

Section 3.01. Organization; Powers. The Borrower has been duly incorporated, is validly existing under the laws of Mexico, has all requisite power and authority to carry on its business as now conducted and, except where failures to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business and is in good standing in every jurisdiction where such qualification is required. Each Subsidiary of the Borrower has been duly incorporated, is validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failures to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.02. Authorization; Enforceability. The Transactions to be entered into by each KOF Company are within its corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which the Borrower is to be a party, when executed and delivered by the Borrower, will constitute, a legal, valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, concurso mercantil, insolvency, reorganization, moratorium and other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03. Governmental Approvals; No Conflicts. Except as provided in Schedule 3.03, the Transactions (a) do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect on the date of this Agreement or (to the extent not necessary until the relevant Borrowing Date) shall be obtained or made on or prior to, and be in full force and effect on, the relevant Borrowing Date, (b) will not violate any applicable law or regulation or the charter, by-laws, estatutos sociales or other organizational documents of any KOF Company or any order of any Governmental Authority, (c) will not violate or result in a default under (x) any indenture, instrument or other agreement with respect to Debt of the type included in the calculation of “Total Debt”, in excess of US$1,000,000, or (y) any other material agreement, in each case binding upon any KOF Company or any of its material properties, or give rise to a right thereunder to require any KOF Company to make any material payment and (d) will not result in the creation or imposition of any Lien on any property of any KOF Company.

Section 3.04. Financial Statements; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders:

(i) the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of December 31, 2001 and the related consolidated statements of income, changes in stockholders’ equity and changes in financial position for the Fiscal Year then ended, reported on by Ruiz, Urquiza y Cia., S.C., independent public accountants;

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(ii) the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of September 30, 2002 and the related consolidated statements of income, changes in stockholders’ equity and changes in financial position for the Fiscal Quarter then ended and for the portion of the Fiscal Year then ended;

(iii) the consolidated balance sheet of Panamco and its consolidated Subsidiaries as of December 31, 2001 and the related consolidated statements of income, stockholders’ equity and cash flows for the Fiscal Year then ended, reported on by Arthur Andersen LLP, independent public accountants; and

(iv) the consolidated balance sheet of Panamco and its consolidated Subsidiaries as of September 30, 2002 and the related consolidated statements of income, stockholders’ equity and cash flows for the Fiscal Quarter then ended and for the portion of the Fiscal Year then ended.

The financial statements referred to in clauses (i) and (ii) above present fairly, in all material respects, the financial position of the Borrower and its consolidated Subsidiaries, as of such dates and their results of operations and changes of financial position for such periods in accordance with Mexican GAAP, subject to normal year-end adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above. The financial statements referred to in clauses (iii) and (iv) above present fairly, in all material respects, the financial position of Panamco and its consolidated Subsidiaries as of such dates and their results of operations and cash flows for such periods in accordance with generally accepted accounting principles in the United States at the date hereof, subject to normal year-end adjustments.

(b) The pro forma consolidated balance sheet as of September 30, 2002 included in the Information Memorandum has been prepared giving effect (as if such event has occurred on such date) to (i) the consummation of the Acquisition, (ii) the maximum borrowings that could be made hereunder and under the Other Loan Agreement in connection with the Acquisition and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. Such pro forma consolidated balance sheet (i) has been prepared in good faith based on assumptions believed by the Borrower to be reasonable and (ii) is based on the best information available to the Borrower after due inquiry.

(c) After giving effect to the Transactions, none of the KOF Companies will have or has, as of either Borrowing Date, any material contingent liabilities, unusual long-term commitments or unrealized losses, except as disclosed in the financial statements referred to above or the notes thereto or in the Information Memorandum and except for the Disclosed Matters.

(d) There has not occurred after December 22, 2002 any Material Adverse Change.

Section 3.05. Properties. Each KOF Company has good title to, or valid leasehold interests in, all real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except

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where failures to have such title or interests could not reasonably be expected to result in a Material Adverse Effect.

Section 3.06. Litigation and Environmental Matters. (a) Except for the Disclosed Matters, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting any KOF Company which if decided adversely to any KOF Company, could reasonably be expected to have a material adverse effect on (i) the business, condition (financial or otherwise), operations, results of operations, performance, properties, assets, liabilities (contingent or otherwise) or prospects of the Borrower or Panamco, in each case together with its respective Subsidiaries, taken as a whole, whether before or after giving effect to the Transactions, (ii) the Acquisition, (iii) the rights of the Lenders or (iv) the ability of the Borrower to perform its financial obligations under the Loan Documents (excluding in all cases the matters disclosed on Schedules 3.06, 3.12, 3.13, 3.15 and 3.17 of the Merger Agreement).

(b) Except for the Disclosed Matters and except for other matters that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no KOF Company (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) is subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Change.

Section 3.07. Compliance with Laws and Agreements. Each KOF Company is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property (including, without limitation, Environmental Laws, IMSS, INFONAVIT and SAR rules) and all indentures, agreements and other instruments binding on it or its property, except where failures to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

Section 3.08. Investment and Holding Company Status. The Borrower is not (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” or “subsidiary company” of a holding company as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

Section 3.09. Taxes. Each KOF Company has timely filed or caused to be filed all Tax returns and reports required to have been filed by it and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the relevant KOF Company has set aside on its books reserves (to the extent required by Applicable GAAP) or (b) to the extent that failures to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

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Section 3.10. Disclosure. The Information Memorandum and all other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), taken as a whole, are true and correct in all material respects and do not omit to state a material fact necessary to make the statements contained therein not misleading, in light of the circumstances under which such statements were made, in each case on the date on which such information was furnished; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time.

Section 3.11. Pari Passu Status. The obligations of the Borrower under the Loan Documents constitute direct and unconditional obligations of the Borrower and rank at all times at least pari passu in right of payment and in all other respects with all other unsecured, unsubordinated Debt of the Borrower at any time outstanding.

Section 3.12. Subsidiaries. Schedule 3.12 sets forth the name of, and the ownership interest of the Borrower in, each of its Subsidiaries as of each Borrowing Date. Upon the consummation of the Acquisition, all the Borrower’s Subsidiaries, including Panamco and its Subsidiaries, will be fully consolidated in the Borrower’s consolidated financial statements.

Section 3.13. Insurance. The Borrower and its Subsidiaries maintain all insurance as required by law or as usually carried by companies of established repute engaged in the same or similar business, owning similar properties, and located in the same general areas as the Borrower and its Subsidiaries, except for any such failure that could not reasonably be expected to have a Material Adverse Effect.

Section 3.14. Labor Matters. As of each Borrowing Date, there are no strikes, lockouts or slowdowns against any KOF Company pending or, to the knowledge of the Borrower, threatened, except such strikes, lockouts or slowdowns which in the aggregate would not reasonably be expected to have a Material Adverse Effect. All payments due from any KOF Company, or for which any claim may be made against any KOF Company, on account of wages and employee health and welfare insurance and other benefits (including IMSS, INFONAVIT and SAR), have been paid or accrued as a liability on the books of such KOF Company , except such payments which in the aggregate would not reasonably be expected to have a Material Adverse Effect.

Section 3.15. Solvency. Immediately after the Transactions to occur on the Borrowing Dates and Acquisition Date are consummated and after giving effect to the application of the proceeds of each Loan to be made hereunder, (a) the fair value of the assets of the Borrower, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise and (b) the Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.

Section 3.16.Legal Form. (a) Each of the Loan Documents is in proper legal form under all applicable laws for the enforcement thereof in accordance with their respective terms against the parties thereto under such laws. To ensure the legality, validity, enforceability or admissibility into evidence of the Loan Documents, it is not

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necessary that any of such Loan Documents or any other document be filed or recorded with any applicable Governmental Authority or that any stamp or similar tax be paid on or in respect of this Agreement or any Note, or any other such document, except that in the event that any legal proceedings with respect to any Loan Document are brought in the courts of Mexico, a Spanish translation of the documents required in such proceedings prepared by a Mexican court-approved translator would have to be approved by the court after the defendant had been given an opportunity to be heard with respect to the accuracy of such translation, and the proceedings would thereafter be based upon the translated documents. Any judgment against the Borrower obtained in a non-Mexican state or federal court to which the Borrower is submitting pursuant to Section 9.09(b) hereof is capable of being enforced in the courts of Mexico, subject to the satisfaction of all applicable procedural requirements.

(b) Neither the Borrower nor any of its property has any immunity on the ground of sovereignty or otherwise, from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under any applicable laws in respect of the obligations of the Borrower under the Loan Documents or from the execution or enforcement of any judgment resulting therefrom, and if the Borrower or any of its revenues, assets or properties should become entitled to any such right of immunity, the Borrower has effectively waived such right pursuant to Section 9.09(e).

(c) It is not necessary in order for any Lender Party to enforce any of its rights or remedies under the Loan Documents or solely by reason of the execution, delivery and performance by the Borrower of the Loan Documents, that any Lender Party be licensed or qualified with any Mexican Governmental Authority or be entitled to carry on business in any jurisdiction.

ARTICLE 4 CONDITIONS

Section 4.01. Effective Date. This Agreement shall become effective on the date (the “Effective Date”) on which the Administrative Agent (or its counsel) shall have received from each party hereto either (a) a counterpart of this Agreement signed on behalf of such party or (b) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page) that such party has signed a counterpart of this Agreement. Promptly upon the occurrence of the Effective Date, the Administrative Agent shall notify the Borrower and the Lenders thereof, and such notice shall be conclusive and binding.

Section 4.02. Conditions To Borrowing. The obligations of the Lenders to make Loans hereunder shall not become effective until the date, if any (in the case of Lenders with Peso Loan Commitments, the “Peso Borrowing Date”; and in the case of Lenders with Dollar Loan Commitments, the “Dollar Borrowing Date”) on which each of the following additional conditions is first satisfied (or waived by the Required Lenders and otherwise in accordance with Section 9.02):

(a) The Administrative Agent shall have received each of the following, in each case dated on or as of the Peso Borrowing Date unless expressly provided otherwise below:

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(i) for each Lender a Note of each relevant Tranche duly executed by the Borrower and dated the relevant Borrowing Date;

(ii) an opinion of each of (A) Cleary, Gottlieb, Steen & Hamilton, special New York counsel for the Borrower and (B) Lic. Carlos Aldrete Ancira, corporate counsel for the Borrower, substantially in the form of Exhibits C-1 and C-2, respectively;

(iii) an opinion of each of (A) Davis Polk & Wardwell, special New York counsel for the Agents and (B) Ritch, Heather y Mueller, S.C., special Mexican counsel for the Agents, substantially in the form of Exhibits D-1 and D-2, respectively, and each covering such additional matters relating to the Loan Documents or the Transactions as the Required Lenders may reasonably request;

(iv) the following documents and certificates, all in form and substance satisfactory to the Administrative Agent and its counsel:

(A) the estatutos sociales of the Borrower, certified by a Mexican notary public as to its authenticity and certified by an appropriate officer of the Borrower as true and correct and in full force and effect in its delivered form on the Peso Borrowing Date;

(B) a power of attorney, certified by a Mexican notary public, authorizing the relevant officers of the Borrower to execute and deliver the Notes (with poder para suscribir títulose crédito) and this Agreement and any other document or certificate to be delivered by the Borrower on or prior to the Peso Borrowing Date in connection with this Agreement, including authority for acts of administration (poder para actos de administración); and

(C) powers of attorney, certified by a Mexican notary public, in form reasonably satisfactory to the Administrative Agent, appointing the Process Agent to act as such on behalf of the Borrower, together with a letter to such effect and written evidence of acceptance by the Process Agent of such appointment;

(v) confirmation that the Borrower shall have received final Long-Term Debt Ratings (giving pro forma effect to the Transactions) of BBB- and Baa3, or higher, from S&P and Moody’s, respectively, with stable outlook in each case; and

(vi) payment of all reasonable and documented fees and other amounts due and payable to the Lender Parties on or before the Peso Borrowing Date for which invoices have been received by the Borrower not less than five Business Days before the Peso Borrowing Date, including, to the extent invoiced, all out-of-pocket expenses of the Agents (including fees, charges and disbursements of their counsel) required to be reimbursed or paid by the Borrower under the Loan Documents.

(b) All consents and approvals required to be obtained from any Governmental Authority or other Person prior to the Borrowing Dates in connection with

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the Transactions shall have been obtained, and all applicable waiting periods and appeal periods shall have expired, in each case without the imposition of any burdensome condition; and no law or regulation shall be applicable, in the reasonable judgment of the Administrative Agent, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in writing, in each case that restrains, prevents or imposes materially adverse conditions upon the Transactions.

(c) The Administrative Agent shall have received confirmation satisfactory to it that the Acquisition is expected to be consummated promptly (and in any event within 10 Business Days) after the Peso Borrowing Date in accordance with the Acquisition Documents and applicable law, without any amendment to or waiver of any material term or condition of the Acquisition Documents not approved by the Required Lenders, and that the proceeds of the Loans are to be applied as provided in Section 5.09. Copies of the Acquisition Documents and all certificates, opinions and other documents delivered thereunder shall be made available to the Administrative Agent for inspection.

(d) There shall exist no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental or regulatory agency or authority that could reasonably be expected, in the determination of the Required Lenders, to have a material adverse effect on (i) the business, condition (financial or otherwise), operations, results of operations, performance, properties, assets, liabilities (contingent or otherwise) or prospects of the Borrower or Panamco, in each case together with its respective Subsidiaries, taken as a whole, whether before or after giving effect to the Transactions, (ii) the Acquisition, (iii) the rights of the Lenders under the Loan Documents or (iv) the ability of the Borrower to perform its financial obligations under the Loan Documents (excluding in all cases the matters disclosed on Schedules 3.06, 3.12, 3.13, 3.15 and 3.17 of the Merger Agreement).

(e) There shall not have occurred after December 22, 2002, in the sole good faith judgment of the Required Lenders, any Material Adverse Change.

(f) The representations and warranties of the Borrower set forth in the Loan Documents shall be true on and as of each Borrowing Date.

(g) Immediately after giving effect to the Borrowings, no Default shall have occurred and be continuing.

(h) In the case of the Lenders holding Dollar Loan Commitments, the Dollar Borrowing Date shall occur not later than the second LIBO Business after the Peso Borrowing Date.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in clauses (c), (f) and (g) of this Section. Notwithstanding the foregoing, the obligations of the Lenders to make Loans shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) and the Borrowing Dates occur before 5:00 p.m., New York City time, on September 18, 2003.

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ARTICLE 5 AFFIRMATIVE COVENANTS

Until all the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

Section 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent (for delivery to the Lenders):

(a) within 120 days after the end of each Fiscal Year:

(i) in the case of the Fiscal Year ended December 31, 2002, (A) the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the end of such Fiscal Year and the related statements of income, stockholders’ equity and change of financial position for such Fiscal Year and (B) the audited consolidated balance sheet of Panamco and its consolidated Subsidiaries as at December 31, 2002 and the related statements of income, stockholders’ equity and cash flows for the Fiscal Year then ended, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all reported on by Deloitte Touche Tohmatsu or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) as presenting fairly in all material respects the financial position, results of operations and change of financial position (or cash flows, as applicable) of the Borrower and its consolidated Subsidiaries or Panamco and its consolidated Subsidiaries, as applicable, on a consolidated basis in accordance with Applicable GAAP;

(ii) in the case of each Fiscal Year from and including the Fiscal Year ending December 31, 2003, the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the end of such Fiscal Year and the related statements of income, stockholders’ equity and change of financial position for such Fiscal Year setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Deloitte Touche Tohmatsu or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) as presenting fairly in all material respects the financial position, results of operations and change of financial position of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with Mexican GAAP;

(b) within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year:

(i) in the case of the Fiscal Quarter ended March 31, 2003, (A) the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the end of such Fiscal Quarter and the related statements of income, stockholders’ equity and change of financial position for such Fiscal Quarter and (B) the consolidated balance sheet of Panamco and its consolidated Subsidiaries as at March 31, 2003 and the related statements of income, stockholders’ equity

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and cash flows for the Fiscal Quarter then ended, setting forth in each case in comparative form the figures for the corresponding period of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer as presenting fairly in all material respects the financial position, results of operations and change of financial position (or cash flows, as applicable) of the Borrower and its consolidated Subsidiaries or Panamco and its consolidated Subsidiaries, as applicable, on a consolidated basis in accordance with Applicable GAAP, subject to normal year-end adjustments and the absence of footnotes;

(ii) in the case of each Fiscal Quarter ending after March 31, 2003, the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the end of such Fiscal Quarter and the related statements of income, stockholders’ equity and change of financial position for such Fiscal Quarter and for the then elapsed portion of such Fiscal Year setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer as presenting fairly in all material respects the financial position, results of operations and change of financial position of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with Mexican GAAP, subject to normal year-end adjustments and the absence of footnotes;

(c) concurrently with each delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.05 and Section 6.06, (iii) listing each Material Subsidiary as of the date of such financial statements and (iv) listing any Joint Venture Investment Events that have occurred during such period, and setting forth a reasonably detailed calculation demonstrating compliance with Section 6.04 with respect thereto;

(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements or any other materials filed by the Borrower or Panamco with the SEC, the CNBV or similar Governmental Authority; provided that the Borrower may comply with this subsection by delivering a notice, by email or otherwise, to the Administrative Agent (which shall be promptly forwarded to the Lenders by the Administrative Agent) that any documents described herein have been posted on a website identified in such notice and accessible by the Lenders without charge;

(e) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any KOF Company, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

Section 5.02. Notice of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default; and

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(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any KOF Company that in the opinion of the Borrower has a reasonable likelihood of being adversely determined and that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03. Existence; Conduct of Business. Each of the Borrower and the Material Subsidiaries will preserve and maintain its legal existence and all of its material rights, licenses, privileges and franchises, except where failures to do so could not reasonably be expected in the aggregate to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.02.

Section 5.04. Payment of Obligations. Each of the Borrower and the Material Subsidiaries will pay its Debt and other obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the relevant KOF Company has set aside on its books adequate reserves with respect thereto as required by Applicable GAAP, and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.05. Maintenance of Properties. Each of the Borrower and the Material Subsidiaries will maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where failures to do so could not reasonably be expected in the aggregate to result in a Material Adverse Effect.

Section 5.06. Insurance. The Borrower and the Material Subsidiaries will maintain with insurance companies (believed in good faith by the Borrower to be financially sound and reputable) that customarily write insurance for the risks covered thereby such insurance as may be required by law or as is usually carried by companies of established repute engaged in the same or similar business, owning similar properties, and located in the same general areas as the Borrower and the Material Subsidiaries, except where failures to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 5.07. Proper Records; Rights to Inspect and Appraise. Each of the Borrower and the Material Subsidiaries will keep proper books of record and account in which complete and correct entries are made of all transactions relating to its business and activities in accordance with Applicable GAAP, except where failures to do so could not reasonably be expected in the aggregate to result in a Material Adverse Effect. Each KOF Company will permit any representatives of the Administrative Agent and Lenders designated by the Administrative Agent, upon reasonable prior notice, to examine its books and records, and to discuss its affairs, finances and condition with its financial officers, all at such reasonable times and as often as reasonably requested but, unless an

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Event of Default has occurred and is continuing at the time of such proposed visit or inspection, no more than twice in any calendar year.

Section 5.08. Compliance with Laws. Each KOF Company will comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where failures to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.09. Use of Proceeds. The proceeds of the Loans will be used only (a) to pay amounts payable under the Acquisition Documents as consideration for the Acquisition, (b) to consummate the Other Debt Refinancings (provided that any proceeds that will be so applied on a date other than the Acquisition Date shall be held on Borrower’s balance sheet until so applied) and (c) to pay fees, expenses and taxes, if any, payable in connection with the Transactions. No part of the proceeds of any Loan will be used, directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including Regulations U and X.

Section 5.10. Further Assurances. From time to time, the Borrower and its Subsidiaries shall do and perform any and all acts and execute any and all documents as may be reasonably necessary pursuant to applicable law in order to effect the purposes of this Agreement or to protect the rights or remedies of the Lenders under the Loan Documents.

Section 5.11. Covenants During Bridge Period. During the Bridge Period, the Borrower shall comply with the covenants set forth in Sections 5.02(c), 6.03, 6.09 (other than items (ii) through (v) of clause (f) thereof), 6.10, 6.11, 6.12 (other than the proviso of clause (iii) thereof) and 6.13 of the Other Loan Agreement as if such covenants and any related definitions were set forth in full herein. No waiver, amendment or modification of any such covenant or any defined term used therein shall be effective, for purposes of this Agreement, unless consented to in writing by the Required Lenders under this Agreement pursuant to Section 9.02(b).

ARTICLE 6 NEGATIVE COVENANTS

Until all the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:

Section 6.01. Liens. Neither the Borrower nor any of its Subsidiaries will create or permit to exist any Lien on any property now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(i) any Lien on any property of the Borrower or any of its Subsidiaries existing on date hereof and listed in Schedule 6.01;

(ii) Liens imposed by law for taxes that are not yet due or are being contested in good faith by appropriate proceedings and for which appropriate

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reserves (if any) required in accordance with Applicable GAAP have been made in the financial statements of the Borrower and its Subsidiaries;

(iii) Liens arising in the ordinary course of the business of the Borrower or any of its Subsidiaries that (A) do not secure Debt, (B) do not secure any obligation in an amount exceeding US$10,000,000 and (C) do not materially detract from the value of the affected property, or interfere with the ordinary conduct of business, of the Borrower or any of its Subsidiaries;

(iv) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, performance bonds and other obligations of a like nature (excluding items described in clause (vi) below), in each case in the ordinary course of business;

(v) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in good faith by appropriate proceedings and for which appropriate reserves (if any) have been made in the financial statements of the Borrower and its Subsidiaries;

(vi) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article 7 and any deposits to secure surety and appeal bonds with respect to judgments or orders, in the ordinary course of business and not representing obligations of the relevant Person exceeding US$50,000,000 (or its equivalent in any other currency);

(vii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligation and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any of its Subsidiaries;

(viii) Liens on cash and cash equivalents securing obligations of the Borrower under Interest and Currency Hedges of the Borrower; provided that the aggregate amount of cash and cash equivalents subject to such Liens may at no time exceed US$75,000,000 (or the equivalent thereof in any other currency);

(ix) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; and

(x) Liens not otherwise permitted by the foregoing clauses of this Section 6.01 securing Debt or other obligations, provided that the Specified Priority Debt Amount shall at no time exceed the greater of (A) 20% of Consolidated Tangible Assets determined at such time and (B) US$570,000,000.

Section 6.02.Fundamental Changes. (a) The Borrower will not merge into or consolidate with any other Person, or liquidate or dissolve, permit any other Person to merge into or consolidate with it or permit any of its Subsidiaries to liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default

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shall have occurred and be continuing, (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving Person and (ii) any Subsidiary of the Borrower may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders.

(b) Without limitation of any provision of Section 6.10 of the Other Loan Agreement as such Section is incorporated by reference into this Agreement through Section 5.11 hereof, the Borrower will not, and will not permit any of its Subsidiaries to, sell, transfer, lease or otherwise dispose of (i) all or substantially all of the property (including Equity Interests) of the Borrower and its Subsidiaries, taken as a whole, pursuant to any transaction or series of related transactions or (ii) all or any substantial portion of, the property (including Equity Interests) owned by the Borrower and its Subsidiaries, taken as a whole, pursuant to any transaction or series of related transactions, except in the case of this clause (ii) for any such sale, transfer, lease or disposition (A) from a Subsidiary of the Borrower to the Borrower or another of its Subsidiaries, (B) pursuant to any Asset Swap or (C) the net proceeds of which are applied within 180 days thereafter to (x) the acquisition of long-term assets to be used in the existing lines of business of the Borrower or any Subsidiary (including through the acquisition of Equity Interests of any Person owning such long-term assets) or (y) the permanent repayment of Loans or any other Debt of the Borrower or its Subsidiaries (other than Debt of the Borrower or any of its Subsidiaries owed to the Borrower or one or more of its Subsidiaries).

(c) Neither the Borrower nor any Material Subsidiary will engage to any material extent in any business except businesses of the types conducted by the Borrower and its Material Subsidiaries on the Borrowing Dates (including the production, distribution or sale of soft drinks, beer, juices, water and other beverages) and businesses reasonably related thereto.

Section 6.03. Transactions with Affiliates. No KOF Company will sell, lease or otherwise transfer any property to, or purchase, lease or otherwise acquire any property from, or otherwise engage in any other transaction with, any of its Affiliates, except (a) transactions that are at prices and on terms and conditions not less favorable to such KOF Company than could be obtained on an arm’s-length basis from unrelated third parties, (b) any Restricted Payments, (c) transactions (including Debt Transactions) between or among any KOF Company and The Coca Cola Company or any of its Subsidiaries and (d) any issuance of any Equity Interest by any KOF Company to, or the receipt directly or indirectly by any KOF Company of any capital contribution from, FEMSA.

Section 6.04.Restrictive Agreements. Neither the Borrower nor any of its Subsidiaries will, directly or indirectly, enter into or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition on the ability of any Subsidiary of the Borrower to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any of its Subsidiaries or to Guarantee the Loans or other obligations under the Loan Documents; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof and identified on Schedule 6.04 (but shall apply to any amendment or modification expanding the scope of any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and

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conditions contained in agreements relating to the sale of a Subsidiary of the Borrower pending such sale, provided that such restrictions and conditions apply only to such Subsidiary that is to be sold and such sale is permitted hereunder and (iv) the foregoing shall not apply to shareholder agreements and similar restrictions with respect to any non-wholly-owned Subsidiary of the Borrower that is not organized under the laws of, and does not have a substantial portion of its assets (directly or indirectly, through any of its Subsidiaries) located in, Mexico (a “Foreign Joint Venture”), provided that (A) any such restrictions on dividends and distributions shall in any event permit the Borrower or its other Subsidiaries to declare annual dividends or distributions in an amount of at least 30% of such Foreign Joint Venture’s annual consolidated net income, determined in accordance with generally accepted accounting principles then in effect in the jurisdiction in which such Foreign Joint Venture is organized, and (B) immediately after giving effect to any Joint Venture Investment Event with respect to any Foreign Joint Venture, the aggregate Asset Amount of all Joint Venture Investment Events does not exceed 15% of the consolidated total assets of the Borrower and its consolidated Subsidiaries at such time, determined for this purpose exclusive of minority interests in consolidated Subsidiaries of the Borrower held by Persons other than the Borrower and its consolidated Subsidiaries, and otherwise in accordance with Mexican GAAP.

As used in this Section 6.04:

”Joint Venture Investment Event” means (i) the transaction pursuant to which any Person becomes a Foreign Joint Venture, including without limitation by acquisition by any KOF Company of a portion of such Person’s capital stock or the issuance by any Subsidiary of the Borrower of a portion of its capital stock to a Person other than another KOF Company, and (ii) (after any event described in clause (i)) the making of any Investment in a Foreign Joint Venture or any of its Subsidiaries by any KOF Company other than such Foreign Joint Venture or any of its Subsidiaries.

”Asset Amount” means with respect to any Joint Venture Investment Event, (A) in the case of any Joint Venture Investment Event under clause (i) of the definition thereof, the consolidated total assets of such Foreign Joint Venture and its consolidated Subsidiaries (adjusted to reflect minority ownership by Persons other than a KOF Company) immediately after giving effect to such transaction, and (B) in the case of any Joint Venture Investment Event under clause (ii) of the definition thereof, the aggregate amount of the assets comprising such Investment (including without limitation the amount of any cash advanced or contributed as a capital contribution), determined, in the case of each of (A) and (B), at the book value thereof at the time of such Joint Venture Investment Event in accordance with Mexican GAAP, and, in the case of any Joint Venture Investment Event in a currency other than Pesos, stated in Pesos at the spot rate for the conversion of such other currency into Pesos at the time of such Joint Venture Investment Event.

Section 6.05. Interest Expense Coverage Ratio. The Borrower will not permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, in each case for any period of four consecutive Fiscal Quarters ending during any Fiscal Year set forth below, to be less than the ratio set forth below opposite such period:

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Fiscal Year	Ratio
2003	3.00
2004	3.00
2005	3.25
2006	3.50
2007	3.50
2008	3.75

Section 6.06. Leverage Ratio. The Borrower will not permit the Leverage Ratio at any time during any period set forth below to exceed the ratio set forth opposite such period:

Fiscal Year	Ratio
2003	3.50
2004	3.25
2005	3.00
2006	3.00
2007	2.75
2008	2.50

Section 6.07. Subsidiary Debt. The Borrower will not permit any of its Subsidiaries to create, incur, assume or permit to exist any Debt, except:

(i) Debt of any Subsidiary of the Borrower to the Borrower or any of its other Subsidiaries; and

(ii) Debt of any Subsidiary of the Borrower not otherwise permitted by the foregoing provision of this Section 6.07, provided that (i) the Specified Priority Debt Amount at no time exceeds the greater of (A) 20% of Consolidated Tangible Assets determined at such time and (B) US$570,000,000 and (ii) no Debt of any Subsidiary under the Coca-Cola Facility shall by its terms mature prior to the Bridge Maturity Date (as defined in the Other Loan Agreement).

ARTICLE 7 EVENTS OF DEFAULT

Section 7.01. Events Of Default. If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan when the same shall become due, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay when due any interest on any Loan or any fee or other amount (except an amount referred to in clause (a) above) payable under any Loan Document, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower in any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document

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furnished pursuant to any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.02, 5.03 (with respect to the existence of the Borrower), 5.09 or 5.11 or in Article 6;

(e) the Borrower or any of its Subsidiaries shall fail to observe or perform any covenant or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) above), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) any KOF Company shall fail to make a payment or payments (whether of principal or interest and regardless of amount) in respect of Material Debt when the same shall become due, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise and such failure shall have continued after any grace period applicable pursuant to the relevant agreement;

(g) (i) any event or condition occurs or continues (after the passage of any grace period applicable pursuant to the relevant agreement) that results in Material Debt becoming due before its scheduled maturity, or requires the prepayment, repurchase, redemption or defeasance thereof, before its scheduled maturity or (ii) any event or condition occurs and continues for the lesser of (x) 45 days after the passage of any grace period applicable pursuant to the relevant agreement and (y) 60 days in the case of any credit agreements, loan agreements or other facilities placed with banks or similar lenders in the syndicated loan market or otherwise, and 90 days in the case of any other Material Debt, and in either case that enables or permits the holder or holders of Material Debt or any trustee or agent on its or their behalf to cause such Material Debt to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, before its scheduled maturity; provided that clauses (i) and (ii) above shall not apply to secured Debt that becomes due as a result of a voluntary sale or transfer of the property securing such Debt;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, concurso mercantil, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, síndico, conciliador, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its respective assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or an order for relief shall be entered against the Borrower or any Material Subsidiary under any applicable bankruptcy laws as now or hereafter in effect (including the Ley de Concursos Mercantiles);

(i) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, concurso mercantil, insolvency,

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receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, síndico, conciliador, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its respective assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) either (i) one or more judgments for the payment of money in an aggregate amount exceeding US$25,000,000 (or its equivalent in any other currency) shall be rendered against one or more KOF Companies and shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or (ii) a judgment shall have attached or been levied upon any asset with a value exceeding US$25,000,000;

(l) (i) any Governmental Authority shall declare a moratorium or other type of order that affects payments or obligations under the Loan Documents, (ii) any Governmental Authority shall take any action that restricts or has the effect of restricting (A) the exchange of Pesos for Dollars, (B) the transfer of funds outside of Mexico or (C) the transfer of Pesos within or outside of Mexico, or affects the schedule of payments of Loans, or limits the foregoing to impair the practical ability of the Borrower to pay its obligations under the Loan Documents in US Dollars or Pesos, as required, or (iii) the Borrower shall voluntarily or involuntarily seek the rescheduling of its debts or the restructuring or restatement of the currency in which it may pay its obligations by participating in, or by being required to participate in, any facility or exercise that is sponsored or mandated, or in which participation is effectively required, by any Governmental Authority in Mexico;

(m) the Borrower or any of its Subsidiaries shall fail to pay when due any and all amounts payable as required under IMSS, INFONAVIT, or SAR, except to the extent that such payments are disputed in good faith through appropriate proceedings and proper reserves therefor are maintained by the relevant Person or Persons, or the outstanding amount of such due but unpaid payments does not in the aggregate exceed at any time US$10,000,000;

(n) a Change in Control shall occur; or

(o) the Dollar Borrowing Date shall not occur on or prior to the second LIBO Business Day after the Peso Borrowing Date;

then, and in every such event (except an event with respect to the Borrower described in clause (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may

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thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are waived by the Borrower; and in the case of any event with respect to the Borrower described in clause (h) or (i) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are waived by the Borrower.

ARTICLE 8 THE AGENTS

Section 8.01. Appointment and Authorization. Each Lender Party irrevocably appoints the Administrative Agent and, in the case of each Peso Lender, the Mexican Administrative Agent, as its agent and authorizes the Administrative Agent and, if applicable, the Mexican Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent or the Mexican Administrative Agent, as applicable, by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Section 8.02. Rights and Powers as a Lender. A bank serving as an Agent shall, in its capacity as a Lender, have the same rights and powers as any other Lender and may exercise the same as though it were not an Agent. Such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any KOF Company or Affiliate thereof as if it were not an Agent.

Section 8.03. Limited Duties and Responsibilities. No Agent shall have any duties or obligations except those expressly set forth with respect to such Agent in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent or the Mexican Administrative Agent is required in writing to exercise by the Required Lenders (or such other number or group of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) and (c) except as expressly set forth in the Loan Documents, no Agent shall have any duty to disclose, and shall not be liable for any failure to disclose, any information relating to any KOF Company that is communicated to or obtained by the bank serving as an Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or group of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii)

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the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than, in the case of the Administrative Agent, to confirm receipt of items expressly required to be delivered to the Administrative Agent. Without limitation of the foregoing, the Syndication Agent shall have no obligations, duties or responsibilities whatsoever under the Loan Documents.

Section 8.04. Authority to Rely on Certain Writings, Statements and Advice. Each Agent shall be entitled to rely on, and shall not incur any liability for relying on, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely on any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for any KOF Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05. Sub-Agents and Related Parties. The Administrative Agent or Mexican Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through one or more sub-agents appointed by it. The Administrative Agent or Mexican Administrative Agent, as applicable, and any such sub-agent may perform any and all of the duties of the Administrative Agent or Mexican Administrative Agent, as applicable, and exercise the rights and powers of the Administrative Agent or Mexican Administrative Agent, as applicable, through their respective Related Parties. The exculpatory provisions of the preceding Sections of this Article shall apply to any such sub-agent and to the Related Parties of the Agents and any such sub-agent, and shall apply to activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Section 8.06. Resignation; Successor Administrative Agents. Subject to the appointment and acceptance of a successor Administrative Agent or Mexican Administrative Agent, as applicable, as provided in this Section, the Administrative Agent or Mexican Administrative Agent may resign at any time by giving at least 15 Business Days’ advance notice to the Borrower and the Administrative Agent or Mexican Administrative Agent, as applicable, and 10 Business Days’ advance notice to the Lenders. Upon any such resignation by the Administrative Agent, Lenders holding more than 50% of the aggregate outstanding principal amount of the Dollar Loans shall have the right, acting jointly and with the consent of the Borrower, to appoint a successor Administrative Agent. Upon any such resignation by the Mexican Administrative Agent, Lenders holding more than 50% of the aggregate outstanding principal amount of the Peso Loans shall have the right, with the consent of the Borrower, to appoint a successor Mexican Administrative Agent. If no successor Administrative Agent or Mexican Administrative Agent (as applicable) shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent or Mexican Administrative Agent (as applicable) gives notice of its resignation, then the retiring Administrative Agent or Mexican Administrative Agent (as applicable) may, on behalf of the Lenders, appoint a successor Administrative Agent or Mexican Administrative Agent (as applicable), which shall be (i) in the case of the Administrative

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Agent, a bank with an office in New York, New York, or an Affiliate of any such bank and (ii) in the case of the Mexican Administrative Agent, a Mexican Bank with an office in Mexico City, or an Affiliate of any such Person. Upon acceptance of its appointment as Administrative Agent or Mexican Administrative Agent, as applicable, by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to any such successor Administrative Agent or Mexican Administrative Agent (as applicable) shall be the same as those payable to its predecessor unless otherwise agreed by the Borrower and such successor. After any Administrative Agent’s or Mexican Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Administrative Agent or Mexican Administrative Agent, as applicable.

Section 8.07. Credit Decisions by Lenders. Each Lender acknowledges that it has, independently and without reliance on any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance on any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based on this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

ARTICLE 9 MISCELLANEOUS

Section 9.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to the Borrower, to it at Guillermo González Camarena No. 600, Colonia Centro de Ciudad de Santa Fe, México, D.F, Mexico 01210, Attention: Héctor Treviño Gutiérrez, Chief Financial Officer, (Telecopy No. 52-55-5292-3475) and Carlos Aldrete Ancira, Secretary of the Board of Directors, (Telecopy No. 528-18-328-6181);

(b) if to the Administrative Agent, to JPMorgan Chase Bank, 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Leah E. Hughes (Telecopy No. 713-750-2452) (or, in the case of any notice by email for purposes of Section 5.01(d) only, Leah.E.Hughes@jpmorgan.com);

(c) if to the Mexican Administrative Agent, to Banco J.P. Morgan, S.A., Institución de Banca Múltiple, J.P. Morgan Grupo Financiero, División Fiduciaria, Paseo de las Palmas 405, 15th Floor, C.P. 11000, Mexico City, Mexico, Attention of David R. Jaime (Telecopy No. 52-55-5283-1620); and

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(d) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the Administrative Agent, the Mexican Administrative Agent and the Borrower. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement will be deemed to have been given on the date of receipt.

Section 9.02. Waivers; Amendments. (a) No failure or delay by any Lender Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Lender Party had notice or knowledge of such Default at the time.

(b) This Agreement and any provision hereof may not be waived, amended or modified except by an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided that no such agreement shall:

(i) increase the Commitment of any Lender without its written consent;

(ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fee payable hereunder, without the written consent of each Lender holding Loans of such Tranche (and such agreement shall not otherwise require the consent of the Required Lenders);

(iii) postpone the maturity of any Loan, or any scheduled date of payment of the principal amount of any Tranche B Loan or Peso Loan under Section 2.07, or any date for the payment of any interest or fee payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender holding the Loan or Loans the terms of which are affected thereby;

(iv) change Section 2.15(b) or Section 2.15(c) in a manner that would alter the pro rata sharing of payments required thereby, or change Section 2.17 without the written consent of each Lender;

(v) change any provision of Section 2.03(b) or the definition of “Initial Peso Exchange Rate” without the consent of each Peso Lender (and such agreement shall not otherwise require the consent of the Required Lenders); or

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(vi) change any provision of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of this Agreement specifying the number or percentage of Lenders (or Lenders of any Tranche or Tranches) required to take any action thereunder, without the written consent of each Lender, or each Lender of such Tranche or Tranches, as the case may be;

provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent without its prior written consent and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of any Tranche of Loans (but not all Tranches) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Lenders that would be required to consent thereto under this Section if such Lenders were the only Lenders hereunder at the time.

(c) Notwithstanding the foregoing, if the Required Lenders enter into or consent to any waiver, amendment or modification pursuant to subsection (b) of this Section, no consent of any other Lender will be required if, when such waiver, amendment or modification becomes effective, (i) the Commitment of each Lender not consenting thereto terminates and (ii) all amounts owing to it or accrued for its account hereunder are paid in full.

(d) If, within 90 days after the effectiveness of any Required Lender Amendment (as defined below), (i) the Borrower optionally prepays a principal amount of the Loans of any Tranche by more than 75% of the aggregate principal amount thereof outstanding at the time such Required Lender Amendment became effective (other than pursuant to a prepayment of all Loans of all Tranches pro rata in accordance with their respective outstanding principal amounts) and (ii) such Required Lender Amendment was not approved by the Required Lenders determined, solely for purposes of this clause (ii), after giving effect to the optional prepayment under clause (i) above, then such Required Lender Amendment shall have no further force or effect from and after the 30th day after the date of the prepayment under clause (i) above unless within such 30-day period the Required Lenders as so determined after giving effect to such prepayment shall have consented in writing to such amendment or waiver pursuant to Section 9.02(a). As used herein, a “Required Lender Amendment” means a waiver, amendment or modification of this Agreement effected by an agreement in writing entered into by the Borrower and the Required Lenders pursuant to clause (b) above, but excluding any such waiver, amendment or modification described in the provisos thereto.

Section 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Mexican Administrative Agent and their respective Affiliates, including the reasonable and documented fees, charges and disbursements of special New York and Mexican counsel for the Agents, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by any Lender Party, including the fees, charges and disbursements of any counsel for any Lender Party, in connection with the enforcement or protection of its rights in connection with the Loan Documents (including its rights under this Section) or the Loans, including all such out-

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of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loans.

(b) The Borrower shall indemnify each of the Lender Parties and their respective Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not be available to any Indemnitee to the extent that such losses, claims, damages, liabilities or related expenses resulted (x) from such Indemnitee’s gross negligence or willful misconduct, (y) pursuant to a dispute between Indemnitees and not predicated in any substantial manner on actions or failures to act by the Borrower or (z) solely in the case of any Affiliate of JPMorgan Chase Bank or Morgan Stanley Senior Funding Inc. (but not JPMorgan Chase Bank or Morgan Stanley Senior Funding Inc.), pursuant to a dispute involving such Affiliate arising solely in such Affiliate’s Related Transaction Capacity and not predicated in any substantial manner on the Loan Documents, the Other Loan Documents or any commitment letter or other agreement preliminary or incidental to the Loan Documents and Other Loan Documents. As used above, a matter is within the “Related Transaction Capacity” of an Affiliate of JPMorgan Chase Bank or Morgan Stanley Senior Funding Inc. if, in taking or failing to take any action, such Affiliate was acting pursuant to its engagement by one of the parties to the Acquisition as financial advisor, and not pursuant to or related to the role of JPMorgan Chase Bank or Morgan Stanley Senior Funding Inc. or any of their respective Affiliates as an Agent, Co-Lead Arranger and Joint Bookrunner, Lender or similar capacity with respect to the Loan Documents, the Other Loan Documents or any commitment letter or other agreement preliminary or incidental to the Loan Documents and Other Loan Documents.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or Mexican Administrative Agent under subsection (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent and/or Mexican Administrative Agent, as applicable, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent and/or the Mexican Administrative Agent, as the case may be, in their capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based on the proportion of the aggregate Dollar Amount of all Loans represented by the aggregate Dollar Amount of such Lender’s Loan or Loans at such time (or, if the Borrowing Dates have not occurred, of the aggregate Commitments represented by its Commitment or Commitments), all determined on the date on which such claim arose, as determined in the sole good faith discretion of such Agent.

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(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of any failure of such Indemnitee to perform its obligations or undertakings in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable within ten Business Days after written demand therefor setting forth a reasonably detailed explanation as to the reason for any amounts.

Section 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (except the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly provided herein, the directors, officers, employees, agents or advisors of the Lender Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of any Commitment it has at the time and any Loans at the time owing to it); provided that:

(i) except in the case of an assignment to a Lender or an Affiliate of a Lender, each of the Borrower and the Administrative Agent must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), provided that solely for purposes of this clause (b)(i), no collateralized loan obligation fund or similar Person that purchases or invests in bank loans or similar extensions of credit and that is managed by a Lender or any of such Lender’s other Affiliates shall be deemed to be an “Affiliate” of such Lender by virtue of such management;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, except that this clause (ii) shall not prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Tranche of Commitments or Loans;

(iii) unless each of the Borrower and the Administrative Agent otherwise consent, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date on which the relevant Assignment is delivered to the Administrative Agent) shall not be less than US$5,000,000 (or, in the case of Peso Loans, Ps. 50,000,000); provided that this clause (iii) shall not apply to an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans;

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(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment, together with a processing and recordation fee of US$2,500 which shall be paid by the parties to such assignment; provided that only one such fee shall be due in respect of a simultaneous assignment to more than one Affiliate of a Lender;

(v) each such assignee will be either a Mexican Bank or registered as a Foreign Financial Institution that is resident (or, if applicable, the main office of which is resident) in a country that has entered into a treaty for the avoidance of double taxation with Mexico, provided that such registration is required to avoid the imposition of Indemnified Taxes and Other Taxes covered by Section 2.14 in excess of the rate applicable to such a registered Foreign Financial Institution or it is otherwise agreed by such assignee that any amount payable by the Borrower under Section 2.14 to such assignee shall not be higher than the amount payable to an institution so registered.

(vi) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent a completed Administrative Questionnaire;

provided that no consent of the Borrower otherwise required under this clause shall be required if an Event of Default is continuing at the time of such assignment. Subject to acceptance and recording thereof pursuant to subsection (d) of this Section, from and after the effective date specified in each Assignment the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment, be released from its obligations under this Agreement (and, in the case of an Assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (e) of this Section.

(c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment delivered to it and a register for the recordation of the names and addresses of the Lenders, their respective Commitments and the principal amounts of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the parties hereto may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any party hereto at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in subsection (b) of this Section and any written consent to such assignment required by subsection (b) of this Section, the Administrative Agent shall accept such Assignment and record the information contained therein in the Register. No assignment

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shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subsection.

(e) Any Lender may, without the consent of the Borrower or any other Lender Party, sell participations to one or more banks or other entities (“Participants”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower and the other Lender Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to subsection (f) of this Section, each Participant shall be entitled to the benefits of Sections 2.12, 2.13, and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.15(c) as though it were a Lender.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender to a Federal Reserve Bank, any central bank, or any similar institution and this Section shall not apply to any such pledge or assignment of a security interest.

Section 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in certificates or other instruments delivered in connection with or pursuant to the Loan Documents shall be considered to have been relied upon by the other parties hereto and shall, from the date made or entered, survive the execution and delivery of the Loan Documents and the making of any Loans and shall continue in full force and effect as long as any principal of or accrued interest on any Loan or any fee or other amount payable hereunder is outstanding and unpaid or any Commitment has not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14, 9.03 and Article 8 shall survive and remain in full force and effect for two years from the date on which the Commitments have expired or terminated and the principal of and interest on each Loan have been paid in full.

Section 9.06.Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. From and after the Borrowing Dates, this Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the

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Administrative Agent shall constitute the entire contract among the parties relating to the subject matter hereof and shall supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (except, in the case of commitment letters and similar agreements between the Borrower and one or more of the Agents and their affiliates executed solely for the accounts of the parties thereto). Except as provided in Section 4.01, this Agreement (i) will become effective when the Administrative Agent shall have signed this Agreement and received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto and (ii) thereafter will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy will be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07. Severability. If any provision of any Loan Document is invalid, illegal or unenforceable in any jurisdiction then, to the fullest extent permitted by law, (i) such provision shall, as to such jurisdiction, be ineffective to the extent (but only to the extent) of such invalidity, illegality or unenforceability, (ii) the other provisions of the Loan Documents shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Lender Parties in order to carry out the intentions of the parties thereto as nearly as may be possible and (iii) the invalidity, illegality or unenforceability of any such provision in any jurisdiction shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

Section 9.08. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender is authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of the Borrower against any obligations of the Borrower due hereunder and held by such Lender, irrespective of whether or not such Lender shall have made any demand hereunder and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

Section 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any relevant appellate court (each, a “New York Court”) and to the courts of its own corporate domicile in respect of actions brought against it as a defendant, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each party hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such courts. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) The Borrower irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to

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the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in subsection (b) of this Section and any right to which it may be entitled on account of place of residence or domicile. Each party hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

(d) The Borrower hereby irrevocably designates, appoints, authorizes and empowers as its agent for service of process, CT Corporation System, at its offices currently located at 111 Eighth Avenue, 13th Floor, New York, NY 10011 (the “Process Agent”), to receive and forward on its behalf service of any and all process, notices or other documents that may be served in any suit, action or proceeding relating hereto in any New York Court (as defined in subsection (b) of this Section). The Borrower consents to process being served in any suit, action or proceeding of the nature referred to in this Section 9.09 by serving a copy thereof upon the Process Agent. Without prejudice to the foregoing, the Lenders agree that to the extent lawful and possible, written notice of said service upon the Process Agent shall also be mailed by registered or certified airmail, postage prepaid, return receipt requested, to the Borrower at the address provided pursuant to Section 9.01. If said service upon the Process Agent shall not be possible or shall otherwise be impractical after reasonable efforts to effect the same, the Borrower consents to process being served in any suit, action or proceeding of the nature referred to in Section 9.09 by the mailing of a copy thereof by registered or certified airmail, postage prepaid, return receipt requested, to the address of the Borrower provided pursuant to Section 9.01, which service shall be effective 14 days after deposit in the United States Postal Service. The Borrower agrees that such service (1) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (2) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to it. Without limitation of the foregoing, each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

(e) To the extent that the Borrower has or hereafter may be entitled to claim or may acquire, for itself or any of its assets, any immunity from suit, jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, or otherwise) with respect to itself or its property, it hereby irrevocably waives such immunity in respect of its obligations under the Loan Documents to the extent permitted by applicable law and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section shall be effective to the fullest extent now or hereafter permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

Section 9.10.WAIVER OF JURY TRIAL. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR ANY TRANSACTION CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO

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ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11. Headings. Article and Section headings and the Table of Contents herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12. Confidentiality. Each Lender Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors strictly on a need to know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and will be instructed on and will agree to keep such Information confidential), (b) to the extent requested by any regulatory authority, including the regulatory authority having jurisdiction over any Affiliate, (c) to the extent required by applicable laws or regulations, or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to any Loan Document or the enforcement of any right thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section to any actual or prospective assignee of or Participant in any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information either (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Lender Party on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to any Lender Party on a nonconfidential basis before disclosure by the Borrower.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER

COCA-COLA FEMSA, S.A. DE C.V

By:	/s/ Héctor Treviño Gutiérrez
Title: Chief Financial Officer

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ADMINISTRATIVE AGENT

JPMORGAN CHASE BANK, as Administrative Agent

By:	/s/ Linda M. Meyer
Title: Vice President

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MEXICAN ADMINISTRATIVE AGENT

BANCO J.P. MORGAN, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, J.P. MORGAN GRUPO FINANCIERO, DIVISIÓN FIDUCIARIA as Mexican Administrative Agent

By:	/s/ María Elisa Cornejo Mirabal
Title: Trustee Delegate

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LENDERS

JPMORGAN CHASE BANK

By:	/s/ Linda M. Meyer
Title: Vice President

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MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Lucy Galbraith
Title: Vice President

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BANCO NACIONAL DE MÉXICO, S.A., INTEGRANTE DEL GRUPO FINANCIERO BANAMEX

By:	/s/ Julio Alvarez
Title: Vice President

By:	/s/ Leopoldo Amaya González
Title: Director de Finanzas Corporativas

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BBVA BANCOMER, S.A. INSTITUCION DE BANCA MULTIPLE GRUPO FINANCIERO BANCOMER

By:	/s/ Agustin de la Garza Vidaurri
Title: Attorney in Fact

By:	By: /s/ Sergio del Rio Herrera
Title: Attorney in Fact

70

ING BANK, N.V. ACTING THROUGH ITS CURACAO BRANCH

By:	/s/ A.B. Rosaria
Title: Risk Manager

By:	/s/ A.C. Zulia
Title: Vice President Senior Manager Transaction Processing

71

ING BANK (MÉXICO) S.A. INSTITUCIÓN DE BANCA MÚLTIPLE, ING GRUPO FINANCIERO

By:	/s/ Daniel Rodriguez Palacios
Title: Vice President

72

THE BANK OF NOVA SCOTIA

By:	/s/ Robert D. Hirsh
Title: Representative

73

SCOTIABANK INVERLAT, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO SCOTIABANK INVERLAT

By:	/s/ David Cotterall
Title: General Counsel

74

BNP PARIBAS PANAMA BRANCH

By:	/s/ Jorge Dixon
Title: Vice President & Commercial Director

By:	/s/ Leticia Sang
Title: Commercial Officer

75

COMERICA BANK

By:	/s/ Myrna E. Fernandez-Lynch
Title: International Lending Officer

76

STANDARD CHARTERED BANK

By:	/s/ Steve Aloupis
Title: Senior Vice President

By:	/s/ Andrew Y. Ng
Title: Vice President

77

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ J. Tyler Rollins
Title: Director

78

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. “RABOBANKINTERNATIONAL” NEW YORK BRANCH

By:	/s/ W. Pieter C. Kodde
Title: Managing Director

By:	/s/ Barbara A. Hyland
Title: Managing Director

79

EXPORT DEVELOPMENT CANADA

By:	/s/ J.M. Scully
Title: Financial Services Manager

By:	/s/ Denis L’Heureux
Title: Financial Services Manager

80

ABN AMRO BANK N.V.

By:	/s/ Manuel Gomez
Title: Group Vice President

By:	/s/ Luis Cuellar
Title: Senior Vice President

81

THE BANK OF TOKYO-MITSUBISHI, LTD.

By:	/s/ Seiji Sato
Title: Vice President

82

LANDESBANK BADEN-WUERTTEMBERG INTERNATIONAL BANKING FACILITY

By:	/s/ Karen Richard
Title: Vice President

By:	/s/ Carolyn Gutbrod
Title: Vice President

83

HUA NAN COMMERCIAL BANK, LTD., NEW YORK AGENCY

By:	/s/ Yun-Peng Chang
Title: General Manager Senior Vice President

84

ISRAEL DISCOUNT BANK OF NEW YORK

By:	/s/ Anthony M. Fitzgerald-Swan
Title: Vice President

By:	/s/ Ilan Hadani
Title: Senior Vice President I Head International Banking Department

85